EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

MERIT MEDICAL SYSTEMS, INC.

AND

ENDOGASTRIC SOLUTIONS, INC.

Dated as of July 1, 2024

TABLE OF CONTENTS

Article 1

THE TRANSACTIONs

1.1 Purchased Assets1

1.2 Excluded Assets2

1.3 Assumed Liabilities2

1.4 Excluded Liabilities3

1.5 Non-Assignable Assets3

Article 2

CONSIDERATION FOR TRANSFER

2.1 Purchase Price and Assumption of Assumed Liabilities4

2.2 Purchase Price Adjustment.4

2.3 Withholding Taxes6

Article 3

CLOSING AND CLOSING DELIVERIES

3.1 Closing; Time and Place7

3.2 Deliveries by Seller7

3.3 Deliveries by Purchaser8

Article 4

REPRESENTATIONS AND WARRANTIES OF SELLER

4.1 Organization and Good Standing8

4.2 Authority; Binding Nature of Agreements8

4.3 No Conflicts; Required Consents9

4.4 Financial Statements; No Undisclosed Liabilities9

4.5 Purchased Inventory10

4.6 Absence of Changes10

4.7 Taxes11

4.8 Intellectual Property12

4.9 Material Contracts14

4.10 Insurance15

4.11 Compliance with Laws16

4.12 Governmental Approvals; Product Liability16

4.13 Proceedings and Orders17

4.14 Title, Condition and Sufficiency of Assets.17

4.15 Brokers17

4.16 Trade Control Laws18

4.17 Anti-Corruption Laws18

4.18 Distributors, Customers and Suppliers18

4.19 Bankruptcy18

4.20 Data Privacy and Security.19

4.21 Personnel.19

4.22 Employee Benefit Matters.20

4.23 Related Party Transactions21

4.24 Product Warranties22

4.25 FDA and Regulatory Matters.22

4.26 Environmental, Health, and Safety Matters22

4.27 Leased Real Property22

4.28 CARES Act Matters23

Article 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.1 Organization and Good Standing23

5.2 Authority; Binding Nature of Agreements23

5.3 No Conflicts; Required Consents24

5.4 Brokers24

Article 6

POST-CLOSING COVENANTS

6.1 Cooperation24

6.2 Return of Assets; Transfer of Purchased Assets25

6.3 Records and Documents25

6.4 Confidentiality26

6.5 Non-Competition; Non-Solicitation.26

6.6 Product Recalls27

6.7 Production of Witnesses and Individuals: Privilege Matters.28

6.8 Customer Inquiries28

6.9 R&W Insurance Policy Claims28

6.10 Misplaced Mail and Communications28

6.11 Employee Matters.29

Article 7

TAX MATTERS

7.1 Purchase Price Allocation30

7.2 Transfer Taxes30

7.3 Property Taxes31

7.4 Tax Contests31

7.5 Tax Cooperation31

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7.6 Tax Deficiencies32

Article 8

INDEMNIFICATION

8.1 Indemnification by Seller32

8.2 Indemnification by Purchaser32

8.3 Time for Claims32

8.4 Procedures for Indemnification32

8.5 Remedies Exclusive34

8.6 Tax Treatment of Indemnification34

8.7 Reimbursement34

Article 9

MISCELLANEOUS PROVISIONS

9.1 Expenses34

9.2 Interpretation34

9.3 Entire Agreement34

9.4 Amendment, Waivers and Consents35

9.5 Successors and Assigns35

9.6 Governing Law35

9.7 Jurisdiction; Waiver of Jury Trial35

9.8 Rules of Construction35

9.9 Severability35

9.10 Exhibits and Schedules36

9.11 Notices36

9.12 Rights of Parties36

9.13 Public Announcements37

9.14 Counterparts37

9.15 Specific Performance37

9.16 Electronic Data Room Materials37

9.17 Further Assurances37

EXHIBITS

Exhibit ACertain Definitions

Exhibit BProducts

Exhibit CGeneral Assignment and Bill of Sale

Exhibit DPatent Assignment

Exhibit ETrademark Assignment

Exhibit FTransition Services Agreement

Exhibit GContract Manufacturing Agreement

Exhibit HTransition Distribution Agreement

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of July 1, 2024, by and between MERIT MEDICAL SYSTEMS, INC., a Utah corporation (“Purchaser”), and ENDOGASTRIC SOLUTIONS, INC., a Delaware corporation (“Seller”).  The capitalized terms used in this Agreement are defined in Exhibit A hereto, unless otherwise defined herein.

RECITALS

WHEREAS, Seller is engaged in the business of developing, manufacturing and commercializing products associated with the transoral incisionless fundoplication procedure (the “Business”), as identified on Exhibit B hereto (together, the “Products”); and

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, substantially all of Seller’s assets, including, but not limited to, all assets related to the Products, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article 1

THE TRANSACTIONs
1.1Purchased Assets.  Subject to the terms and conditions of this Agreement, at the Closing Seller shall sell, transfer, convey, assign and deliver (solely to the extent set forth in this Section 1.1) to Purchaser, and Purchaser shall purchase from Seller, all of the assets of Seller, except for the Excluded Assets, including, without limitation, each of the following assets, free and clear of any Encumbrances (collectively, the “Purchased Assets”):
(a)Purchased Inventory.  All inventories, including raw materials, works in process, semi-finished and finished products, stores, replacement and spare parts, packaging materials, operating supplies, inventory on consignment, and other inventories, in transit or deposited in warehouse, and any and all rights to market, distribute and sell the foregoing (collectively, the “Purchased Inventory”); provided that any Purchased Inventory may remain on Seller’s leased premises after Closing only until the termination or expiration of the transition services set forth in the Transition Services Agreement (as defined below);
(b)Intellectual Property. The Purchased Intellectual Property;
(c)Contracts.  The Contracts identified on Schedule 1.1(c), and Licenses identified on Schedule 4.8(c)(ii) (collectively, the “Assigned Contracts”);
(d)Contract Claims.  All claims and other rights arising under the Assigned Contracts and all rights under or pursuant to warranties, representations, covenants, indemnities or guarantees related to Assigned Contracts made by suppliers, manufacturers or contractors in connection with products or services provided to Seller from third parties, including any rights to credits, deposits, pre-payments or any claims for refunds or reimbursements under Assigned Contracts, or any other amounts attributable in any manner to Seller related to Assigned Contracts;

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(e)Governmental Approvals.  All Governmental Approvals (and pending applications therefor), filings and notifications, including for the manufacturing, marketing, distribution and sale of the Products in all countries in which such Products are used, made, marketed, distributed or sold, as identified on Schedule 1.1(e);
(f)Books and Records.  Copies of all information, including customer and supplier lists and details (including information reasonably necessary to enable Purchaser to fulfill any supplier due diligence obligations related to the Products with respect to conflict minerals and supply chain management), product and pricing information, account histories, research data and commercial data on whatever medium (including paper and electronic media) and all general, financial, quality system, regulatory records of Seller and copies of Seller’s Tax returns and records provided pursuant to Section 7.5 (collectively, the “Books and Records”), but which shall not include minute books, organizational documents, stock records, books of account, original Tax returns or other tax records, and similar records of Seller, which shall remain with Seller;
(g)Equipment and Machinery.  All tools, supplies, machinery (and the spare parts related to such machinery), equipment, dies, molds, inventory, technology, prototypes, plans, drawings, specifications and other tangible and intangible personal property (collectively, “Equipment”); provided that any tangible Equipment may remain on Seller’s leased premises after Closing only until the termination or expiration of the transition services set forth in the Transition Services Agreement;
(h)Sales, Promotional and Training Items.  All sales and promotional literature and other sales-related materials, all training videos and other training-related materials, and all patient forms and other patient-related materials;
(i)Goodwill.  All goodwill of Seller of every kind and description, together with the exclusive right of Purchaser to represent itself as carrying on the Business, including with respect to the Products, in succession to Seller;
(j)Claims.  All of Seller’s rights, causes of action, claims, defenses, counterclaims, rights of offset, deposits, prepayments, refunds, judgments, deductions, accounting rights, and demands of whatever nature, known or unknown (“Claims”), except for Claims that are Excluded Assets; and
(k)Other Assets.  The other assets of Seller identified on Schedule 1.1(k).
1.2Excluded Assets. Notwithstanding any other provision of this Agreement, the Purchased Assets shall not include, and Seller hereby retains and shall not sell, transfer, convey, assign or deliver to Purchaser, any property or assets of Seller identified on Schedule 1.2 (collectively, the “Excluded Assets”).
1.3Assumed Liabilities.  Notwithstanding anything to the contrary in this Agreement, Purchaser shall assume, and shall be responsible for paying, performing and discharging when due, and Seller shall not have any responsibility for, any and all Assumed Liabilities; provided, however, that in the event Seller is obligated to pay any Assumed Liability directly for any reason (a “Seller Paid Assumed Liability”), Purchaser shall pay Seller an amount in cash equal to such Seller Paid Assumed Liability (a) with respect to any Seller Paid Assumed Liability to be paid by Seller on the Closing Date, at the Closing, and (b) with respect to any Seller Paid Assumed Liability to be paid by Seller following the Closing Date, and except to the extent set forth in the Transition Services Agreement, on or before the date Seller is obligated to pay such Seller Paid Assumed Liability, provided that Seller shall provide Purchaser at least five days advance notice of such Seller Paid Assumed Liability.

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1.4Excluded Liabilities.  Notwithstanding anything to the contrary in this Agreement and except to the extent any of the foregoing is an Assumed Liability, Seller shall retain, and shall be responsible for paying, performing and discharging when due, and Purchaser shall not assume or have any responsibility for, any and all Liabilities of Seller resulting from the operation of the Business prior to the Closing, the Products prior to the Closing, or the ownership of the Purchased Assets prior to the Closing, other than the Assumed Liabilities, including the following Liabilities (collectively, the “Excluded Liabilities”):
(a)all Liabilities, whether arising before, on or after the Closing arising out of, resulting from or related to the Excluded Assets (except to the extent explicitly identified as an Assumed Liability);
(b)all Liabilities arising out of, resulting from or related to the Products prior to the Closing or ownership or use of any of the Purchased Assets prior to the Closing, other than any Liabilities arising out of Purchased Inventory;
(c)all Liabilities relating to any claim of any third party arising out of the manufacture or sale of Products prior to Closing, including any Liabilities for any returns and any warranty claims made prior to the Closing (regardless of whether the applicable warranty is express or implied);
(d)all Liabilities of Seller for Indebtedness;
(e)all Liabilities under any Assigned Contract that arise out of or relate to (i) any breach of, or failure to comply with, prior to the Closing, any covenant or obligation in any such Assigned Contract or (ii) any event that occurred prior to the Closing which, with or without notice, lapse of time or both, would constitute such a breach or failure;
(f)all Damages and other Liabilities arising with respect to or related to any Recall with respect to any units of Product manufactured prior to the Closing;
(g)all Liabilities of Seller and its Affiliates for Taxes that are not Assumed Liabilities, including but not limited to (i) all Liabilities for Taxes related to the Purchased Assets or the Assumed Liabilities that are attributable to a Pre-Closing Tax Period; and (ii) for the portion of Transfer Taxes allocated to Seller pursuant to Section 7.2;
(h)all Liabilities arising under or in connection with any Benefit Plan including but not limited to, (A) any Liability for commissions, bonuses, continuing welfare plan coverage or similar remuneration or benefits payable to employees of Seller or its Affiliates vested prior to Closing (but excluding any Liability for severance payments or accrued but unpaid wages, in each case, that are Assumed Liabilities); and (B) any liability imposed on Purchaser or any of its Affiliates by a Governmental Authority or any other Person resulting from successor liability or similar concepts;
(i)subject to the terms of the Transition Services Agreement or as otherwise set forth herein, all Liabilities in any way related to the employment of any employees, former employees, directors or independent contractors of Seller;
(j)all Liabilities arising under or in connection with any Environmental Law resulting from the operation of the Business, the Products, or the ownership of the Purchased Assets, in each case  prior to Closing; and
(k)all obligations of Seller under this Agreement or any other Transaction Agreement.
1.5Non-Assignable Assets.

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(a)Notwithstanding the foregoing, if any Material Assigned Contract or other Purchased Asset, including any Governmental Approval identified on Schedule 1.1(e), is not assignable or transferable (each, a “Non-Assignable Asset”) without the Consent of, or waiver by, a third party or action by a Governmental Authority (each, an “Assignment Consent”), either as a result of the provisions thereof or applicable Laws, and any such Assignment Consent is not obtained on or prior to the Closing Date, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of such Non-Assignable Asset, and such Non-Assignable Asset shall not be included in the Purchased Assets.  After the Closing, each of Seller and Purchaser shall use best efforts to obtain any such Assignment Consent after the Closing Date; provided, however, that in connection therewith Purchaser shall not be required to pay any sums of money (other than customary filing and application fees typically paid by a transferee) or make any concession therefor.  After any such Assignment Consents are obtained Seller shall assign to Purchaser or its designee such Non-Assignable Assets for no additional consideration.  Following any such assignment, such assets shall be deemed Purchased Assets for purposes of this Agreement.
(b)After the Closing and subject to payment of the Purchase Price by Purchaser pursuant to Section 2.1, Seller shall cooperate with Purchaser or its designees in any commercially reasonable arrangement designed to provide Purchaser or its designee with all of the rights and benefits of the Non-Assignable Assets after the Closing as if the appropriate Assignment Consents had been obtained (including enforcement for the benefit of Purchaser, at Seller’s expense, of any and all rights of Seller or any of its Affiliates against any other party arising out of any breach or cancellation of any such Non-Assignable Assets by such other party and, if requested by Purchaser, acting as an agent on behalf of Purchaser, at Seller’s expense, or as Purchaser shall otherwise reasonably require), including by granting subleases or other rights and establishing arrangements whereby Purchaser or its designee shall undertake the obligation to perform under Assigned Contracts.
Article 2

CONSIDERATION FOR TRANSFER
2.1Purchase Price and Assumption of Assumed Liabilities.  As full consideration for the sale, transfer, conveyance, assignment and delivery to Purchaser of the Purchased Assets by Seller, Purchaser shall (i) pay to Seller at the Closing an aggregate amount equal to One Hundred Five Million Dollars ($105,000,000) (the “Purchase Price”), minus the Discharged Indebtedness set forth on the Closing Statement (the “Closing Consideration”); (ii) pay on behalf of Seller the Discharged Indebtedness to the creditor accounts and in the amounts set forth in the Closing Statement; and (iii) assume the Assumed Liabilities. The Closing Consideration shall be paid by wire transfer of immediately available funds to the wire transfer address of Seller, as provided to Purchaser on or before the third (3rd) Business Day prior to the Closing Date.
2.2Purchase Price Adjustment.
(a)Within ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement (the “Closing Working Capital Statement”), which shall set forth Purchaser’s good faith calculation of (i) Closing Working Capital as of the Reference Time (the “Actual Closing Working Capital”), and (ii) the resulting calculation of the Adjusted Purchase Price, in each case, together with supporting calculations and prepared in a manner consistent with the Accounting Principles.
(b)After receipt of the Closing Working Capital Statement, Seller shall have thirty (30) days to review the Closing Working Capital Statement following its delivery to Seller (the “Review Period”).  During the Review Period, Seller shall have access to the relevant books and records of Purchaser, the personnel of, and work papers prepared by, Purchaser to the extent that they relate to the Closing

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Working Capital Statement and to such historical financial information (to the extent in Purchaser’s possession) relating to the Closing Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Purchaser.
(c)On or prior to the last day of the Review Period, Seller may object to any of the calculations set forth on the Closing Working Capital Statement by delivering to Purchaser a single written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (a “Statement of Objections”). In the event such Statement of Objections is not delivered to Purchaser before the end of the Review Period, Seller will be deemed to have agreed with the calculations set forth in the Closing Working Capital Statement as provided by Purchaser.  All items and amounts contained in the Closing Working Capital Statement that are not objected to in the Statement of Objections shall be deemed to be agreed by Seller and shall be final and binding on Seller.
(d)During the fifteen (15) Business-Day period following delivery of any Statement of Objections, Seller and Purchaser shall in good faith seek to resolve any such disagreement. Any disputed items resolved in writing between Seller and Purchaser within such fifteen (15) Business-Day period shall be final and binding with respect to such items, and if Seller and Purchaser agree in writing on the resolution of all disagreements with respect to the amount of the Adjusted Purchase Price (as defined below), the amount so determined shall be final and binding on Seller and Purchaser for all purposes hereunder.
(e)If Purchaser and Seller are unable to resolve all disagreements with any of the calculations set forth on the Closing Working Capital Statement and which disagreements are set forth in such Statement of Objections within such fifteen (15) Business Days (or such longer period as Purchaser and the Seller may mutually agree in writing), all such matters that remain in dispute shall be referred to and resolved by the Accounting Mediator. The Accounting Mediator shall act as an expert and not as an arbitrator in performing the duties assigned to it by Seller and Purchaser under this Section 2.2. Purchaser and Seller shall instruct the Accounting Mediator to select an individual who is a partner at such Accounting Mediator, who is experienced in purchase price adjustment disputes and who has not performed any prior work for Purchaser or Seller to make a final determination regarding the disputed items set forth in the Statement of Objections. Each of Purchaser and Seller shall provide copies to the other of any materials provided to the Accounting Mediator and shall not have any discussions with the Accounting Mediator without the other present. Purchaser and Seller shall further instruct the Accounting Mediator that, in resolving the items in the Statement of Objections that are still in dispute and in determining the final calculations thereof, the Accounting Mediator shall (i) not assign to any item in dispute a value that is (A) greater than the greatest value for such item assigned by Purchaser, on the one hand, or Seller, on the other hand, or (B) less than the smallest value for such item assigned by Purchaser, on the one hand, or Seller, on the other hand, (ii) make its determination based on (A) the Accounting Principles and the applicable definitions, guidelines and procedures set forth in this Agreement (i.e., not on the basis of independent review) and (B) a single written report made by each of Purchaser and Seller presented at a conference concerning all such unresolved disputes, at which conference each of Purchaser and Seller shall have the right to present their respective positions with respect to the dispute and have present their respective advisors, counsel and accountants, (iii) render a final resolution in writing to Purchaser and Seller setting forth (A) the Accounting Mediator’s determination of each item in dispute and the resulting calculation of the Adjusted Purchase Price and (B) the apportionment of the fees of the Accounting Mediator as between Purchaser and Seller calculated in accordance with this Section 2.2(e), which final resolution shall be requested by Purchaser and Seller to be delivered not more than thirty (30) days following submission of such disputed matters to the Accounting Mediator and shall be final, conclusive and binding on the Parties with respect to the disputed items and enforceable by a court of competent jurisdiction pursuant to Section 9.7, and (iv) provide a written report to Purchaser and Seller, if requested by either of them, which sets forth

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in reasonable detail the basis for the Accounting Mediator’s final determination. The fees and expenses of the Accounting Mediator shall be allocated between Purchaser, on the one hand, and Seller, on the other hand, based upon the percentage by which the portion of the contested amount not awarded to each of Purchaser and Seller bears to the amount actually contested (for example, if a total of $1,000 is in dispute and a total of $600 is awarded to Seller, then Purchaser pays sixty percent (60%) of the Accounting Mediator’s fees and Seller pays forty percent (40%)).
(f)Following the determination of Actual Closing Working Capital in accordance with this Section 2.2, the Purchase Price shall be adjusted as set forth below (the Purchase Price, as adjusted pursuant to the immediately preceding sentence, is referred to herein as the “Adjusted Purchase Price”):
(A)To the extent the Actual Closing Working Capital is greater than the Target Working Capital (the amount of such excess, the “Upward Adjustment Amount”), the Purchase Price shall be increased by an amount equal to the Upward Adjustment Amount, provided, however, for purposes of this Section 2.2(f)(A), the Upward Adjustment Amount shall be deemed to be zero (0) in the event the Closing Working Capital is equal to or less than an amount equal to (x) the Target Working Capital plus (y) the Collar Threshold.  In the event that an Upward Adjustment Amount exists following application of the Collar Threshold, then the amount of such Upward Adjustment Amount shall be the amount thereof following application of the Collar Threshold.  In the event that an Upward Adjustment Amount shall be paid by Purchaser to Seller within five (5) Business Days after the first to occur of (i) notification from Seller to Purchaser that Seller has waived the Review Period and agrees with Purchaser’s calculation of the Closing Working Capital, (ii) the end of the Review Period if Seller does not deliver such a waiver or a Statement of Objections prior to the end of such Review Period, or (iii) final calculation of the amount of the Adjusted Purchase Price in accordance with Section 2.2(d) or Section 2.2(e). Any such payment shall be made by wire transfer of U.S. dollars in immediately available funds to such accounts as may be designated in writing by Seller at least three (3) Business Days prior to such payment date.
(B)To the extent the Actual Closing Working Capital is less than the Target Working Capital (the amount of such excess, the “Downward Adjustment Amount”), the Purchase Price shall be decreased by an amount equal to such Downward Adjustment Amount, provided, however, for purposes of this Section 2.2(f)(B), the Downward Adjustment Amount shall be deemed to be zero (0) in the event the Closing Working Capital is equal to or greater than an amount equal to (x) the Target Working Capital minus (y) the Collar Threshold. In the event that a Downward Adjustment Amount exists following application of the Collar Threshold, then the amount of such Downward Adjustment Amount shall be the amount thereof following application of the Collar Threshold.  The Downward Adjustment Amount shall be paid by Seller to Purchaser within five (5) Business Days after the first to occur of (i) notification from Seller to Purchaser that Seller has waived the Review Period and agrees with Purchaser’s calculation of the Adjusted Purchase Price, (ii) the end of the Review Period if Seller does not deliver such a waiver or a Statement of Objections prior to the end of such Review Period, or (iii) final calculation of the amount of the Adjusted Purchase Price in accordance with Section 2.2(d) or Section 2.2(e). Any such payment shall be made by wire transfer of U.S. dollars in immediately available funds to such accounts as may be designated in writing by Purchaser at least three (3) Business Days prior to such payment date.
2.3Withholding Taxes. Purchaser or any of its designated Affiliates shall be entitled to deduct and withhold (without duplication) from the Purchase Price or other payments required to be made in accordance with this Agreement, such amounts as Purchaser is required to deduct and withhold from such payment under any provision of federal, state, local or foreign Tax Law.  If Purchaser and any of its

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designated Affiliates determines that any such deduction or withholding is required by applicable Tax Law, Purchaser shall notify Seller at least three (3) days before such deduction or withholding is imposed, and shall reasonably cooperate in good faith to reduce or eliminate such deduction or withholding. Any such withheld Taxes remitted to the appropriate Governmental Authority in accordance with applicable Laws shall be treated as having been paid to Seller as part of the Purchase Price.
Article 3

CLOSING AND CLOSING DELIVERIES
3.1Closing; Time and Place.  The closing of the Transactions (the “Closing”) shall occur remotely by the exchange of documents and signatures (or their electronic counterparts) on the date of this Agreement (the “Closing Date”).  The Closing shall be effective as of 12:01 a.m. Mountain Time on the Closing Date.
3.2Deliveries by Seller.  At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser, each of the following items, duly executed and delivered by Seller:
(a)General Assignment and Bill of Sale.  General Assignment and Bill of Sale covering all of the applicable Purchased Assets, substantially in the form attached hereto as Exhibit C (the “General Assignment and Bill of Sale”);
(b)Purchaser Assignment and Assumption Agreements.  A Purchaser Assignment and Assumption Agreement between Seller and Purchaser in forms to be mutually agreed upon by the parties (“Purchaser Assignment and Assumption Agreements”);
(c)Intellectual Property Assignments.  (i) A patent assignment (the “Patent Assignment”) substantially in the form of Exhibit D hereto, for all of the Patents listed on Schedule 4.8(a) and (ii) a trademark assignment (the “Trademark Assignment”), substantially in the form of Exhibit E attached hereto, for all of the Trademarks listed on Schedule 4.8(a);
(d)Transition Services Agreement.  A transition services agreement, substantially in the form attached hereto as Exhibit F (the “Transition Services Agreement”), obligating Seller and certain of its Affiliates to provide certain transition services to Purchaser and certain of its Affiliates after the Closing;
(e)Contract Manufacturing Agreement.  A contract manufacturing agreement, substantially in the form attached hereto as Exhibit G (the “Contract Manufacturing Agreement”) obligating Seller to supply Purchaser certain products;
(f)Transition Distribution Agreement. The transition distribution agreement, substantially in the form of Exhibit H (the “Transition Distribution Agreement”);
(g)Closing Statement. The Closing Statement;
(h)Books and Records. The Books and Records;
(i)Officer Certificate.  A certificate executed by an executive officer of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full

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force and effect and are all resolutions adopted in connection with the transaction contemplated hereby and thereby; and
(j)Tax Forms.  A properly completed and executed IRS Form W-9, or the appropriate version of IRS Form W-8, as applicable, from Seller and each person receiving a payment of Discharged Indebtedness in connection with the Closing.
3.3Deliveries by Purchaser.  At the Closing, Purchaser shall deliver to Seller the following items, duly executed by Purchaser as applicable:
(a)Wire Transfer.  A wire transfer in the aggregate amount of the Closing Consideration in immediately available funds in accordance with Section 2.1;
(b)General Assignment and Bill of Sale.  The General Assignment and Bill of Sale;
(c)Purchaser Assignment and Assumption Agreement.  The Purchaser Assignment and Assumption Agreement;
(d)Intellectual Property Assignments.  The Patent Assignment and the Trademark Assignment;
(e)Transition Services Agreement.  The Transition Services Agreement;
(f)Contract Manufacturing Agreement.  The Contract Manufacturing Agreement; and
(g)Transition Distribution Agreement.  The Transition Distribution Agreement.
Article 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedule delivered by Seller to Purchaser on the date hereof (the “Disclosure Schedule”), Seller hereby represents and warrants to Purchaser as follows as of the date hereof and as of the Closing (except for those representations and warranties made as of a particular date, in which case Seller represents to Purchaser as follows as of such date):

4.1Organization and Good Standing.  Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware.  Seller has full power and authority to carry on the Business, and to own and use the properties owned and used by it.  Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.  Seller has no subsidiaries and Seller does not own equity securities in any other entity.
4.2Authority; Binding Nature of Agreements.  Seller has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements to which Seller is a party. The execution, delivery and performance by Seller of this Agreement and the other Transaction Agreements to which Seller is a party has been duly and validly authorized and approved by all requisite corporate action on the part of Seller.  The execution, delivery and performance by Seller of this Agreement and the other Transaction Agreements does not require the approval of any shareholders of Seller. This Agreement has been duly and validly executed and delivered by Seller.  Each of this Agreement and the other Transaction Agreements to which Seller is a party constitutes, or upon execution and delivery will (assuming due authorization, execution and delivery by Purchaser or its Affiliates, as applicable) constitute,

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the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.
4.3No Conflicts; Required Consents.  Neither the execution, delivery or performance of this Agreement nor any other Transaction Agreement by Seller nor the consummation of any of the Transactions will:
(a)conflict with, violate, result in any breach of or constitute a default under (with or without notice or lapse of time) (i) any of the provisions of the organizational documents of Seller, or (ii) any provision of any Material Contract, or require a Consent under any Material Contract;
(b)(i) give any Governmental Authority or other Person the right to exercise any remedy or obtain any relief under any Law or any Order to which Seller is bound or any of the Purchased Assets is subject (ii) violate or conflict with any provision of, or result in the breach of, any Law applicable to Seller or require any Consent of any Person under any Law, or (iii) constitute a default under or give any Person the right to declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate, modify or receive any payment under any Material Contract or otherwise result in the termination of a Material Contract;
(c)result in the imposition or creation of any Encumbrance upon or with respect to, or result in the imposition of additional obligations or loss of rights under, any Purchased Asset; or
(d)require Seller to make or deliver any filing or notice to a Governmental Authority.
4.4Financial Statements; No Undisclosed Liabilities.
(a)Seller has delivered to Purchaser: (a) balance sheets of Seller dated as of December 31, 2021, December 31, 2022, and December 31, 2023 and the related unaudited combined statements of operations, statement of changes in stockholders’ equity and statement of  cash flows for each of the three fiscal years then ended, including the notes thereto, and (b) the unaudited balance sheet for Seller as of May 31, 2024 (the “Most Recent Balance Sheet”), and the related unaudited combined statement of operations, statement of changes in stockholders’ equity and statement of cash flows for the period then ended ((a) and (b), collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved; provided, however, that the unaudited Financial Statements are subject to normal recurring year-end audit adjustments and do not contain all footnotes required under GAAP.  The Financial Statements fairly present the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated.  Seller maintains a standard system of accounting for the Business established and administered in accordance with GAAP.
(b)Except (i) as set forth on Schedule 4.4(b), (ii) Liabilities reflected in the Most Recent Balance Sheet, (iii) Liabilities incurred by Seller in the ordinary course of business since the date of the Most Recent Balance Sheet (the “Balance Sheet Date”) and which are not, individually or in the aggregate, material, (iv) Liabilities which are set forth on the Closing Statement, and (v) accounts payable or accrued salaries and other employee compensation that have been incurred by Seller since the Balance Sheet Date in the ordinary course of business and consistent with Seller’s past practice, Seller has no Liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise (and whether due or as may become due). Seller is not in default with respect to any Indebtedness or any instrument relating thereto.

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(c)Seller maintains a system of internal accounting controls sufficient to provide reasonable assurance that transactions are recorded in a timely manner and as necessary to permit preparation of Financial Statements in accordance with GAAP and to maintain accountability for earnings and assets.
(d)The Accounts Receivable reflected on the Most Recent Balance Sheet and the Accounts Receivable arising from the date of the Most Recent Balance Sheet until the date hereof are good and valid receivables (subject to no counterclaims or offset) and are collectible in the ordinary course of business (net of the allowance for doubtful accounts recorded on the Most Recent Balance Sheet).  Except as set forth on Schedule 4.4(d) there are no individual notes or accounts receivable which are over $10,000 and 90 days past due.  The reserve for bad debts shown on the Most Recent Balance Sheet have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.
4.5Purchased Inventory. Schedule 4.5 is a complete and accurate list of the Purchased Inventory.  All of the items in the Purchased Inventory are (a) of a quality and quantity saleable in the ordinary course of business, (b) meet current industry standards and specifications, in all material respects, (c) are not adulterated or misbranded and are in compliance with all Laws (including the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.)), and (d) have been acquired in bona fide transactions in the ordinary course of business. All Purchased Inventory is owned by Seller free and clear of all Encumbrances (other than Permitted Encumbrances), and no Purchased Inventory is held on a consignment basis. The quantities of each item of Purchased Inventory (whether raw materials, work-in-process or finished goods) are reasonable and sufficient for the manufacture and commercialization of the Products under present circumstances. No items of Purchased Inventory are held by any bailee, warehouseman or other third party (other than inventory in route for delivery in the ordinary course of business).
4.6Absence of Changes.
(a)Since December 31, 2023, Seller has conducted the Business in the ordinary course of business.  Without limiting the generality of the foregoing, since December 31, 2023, Seller has not:
(i)made any capital expenditures or entered into any commitment therefore with respect to the Products in an amount greater than $100,000, except in the ordinary course of business;
(ii)mortgaged, pledged or subjected to any Encumbrance any of its assets (whether tangible or intangible) or properties with a fair market value in excess of $100,000 in the aggregate (except for Permitted Encumbrances);
(iii)incurred, assumed or guaranteed any indebtedness for borrowed money;
(iv)made any loan (or forgiven any loan to), or entered into any other transaction with, any of its current or former Representatives other than employment or consulting relationships in the ordinary course of business;
(v)sold, assigned, transferred, conveyed, licensed, leased or otherwise disposed of or agreed to sell, assign, transfer, convey, license, lease or otherwise dispose of any material portion of its assets or properties, except for the sale of inventories in the ordinary course of business;
(vi)cancelled or compromised any material debt or material claim, or waived, compromised or released any material right;

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(vii)entered into, accelerated, terminated, materially modified or cancelled any Material Contract or Governmental Approval, other than in the ordinary course of business;
(viii)(A) changed any material Tax election or accounting method, (B) consented to the extension of any waiver of the limitation period applicable to any  claim or assessment in respect of material Taxes, or (C) settled or comprised any claim or assessment in respect of material Taxes; or
(ix)executed any Contract or letter of intent (whether or not binding) relating to any of the foregoing.
(b)Since December 31, 2023, (x) no event, development or circumstance has occurred, or could reasonably be expected to occur, that has had a Material Adverse Effect and (y) no material damage, destruction, loss or casualty of or to any of the Purchased Assets has occurred.
4.7Taxes. Seller has filed or caused to be filed on a timely basis all income and other material Tax Returns that are or were required to be filed by Seller or with respect to Seller, pursuant to the Laws of each Governmental Authority with taxing power over Seller or the Purchased Assets, except such Taxes, if any, as are set forth in the Financial Statements and are being contested in good faith and as to which adequate reserves have been provided in the most recent balance sheet included in the Financial Statements. All Taxes owed by Seller (whether or not shown on any Tax Return) have been paid. Seller has complied with all applicable Laws relating to unclaimed property and timely filed all required documentation and paid all required amounts to the appropriate Governmental Authority with respect to such Laws. There have been no audits, proceedings or investigations by the Internal Revenue Service or relevant state or local Tax Authorities of federal or state income or employment, or state franchise or sales Tax Returns of Seller. There are no Encumbrances for Taxes upon any of the Purchased Assets other than statutory liens for Taxes not yet due and payable. Seller has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other entity) of any statute of limitations relating to the payment of Taxes of Seller or for which Seller may be liable (other than in connection with automatic extensions of the due date for filing a Tax Return obtained in the ordinary course of business). There is no power of attorney that is currently or that will be in effect following the Closing Date given by or binding upon Seller or its Affiliates with respect to Taxes related to the Purchased Assets for any period for which the statute of limitations (including any waivers or extensions) has not yet expired, other than powers of attorney granted in the ordinary course of business that will have no further effect after the Closing. No tax assessment has been proposed in writing against Seller, except as disclosed in the Financial Statements.  All Taxes that Seller is or was required by law to withhold or collect have been withheld or collected and, to the extent required, have been timely paid to the proper Governmental Authority or other Person.  All Tax Returns filed by or on behalf of Seller are true, correct and complete. Seller has never received any claim in writing from a Governmental Authority or social security administration in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction. The Financial Statements accrue all of Seller’s Liability for Taxes of any nature relating to periods through the date of such Financial Statements in accordance with GAAP, and Seller has not incurred any Liability for Taxes since the date of the Most Recent Balance Sheet outside the ordinary course of business, except in connection with the Transactions.  Seller is not a “foreign person” as that term is used in Treasury Regulations 1.1445-2.  Seller is not, and has not been, a party to any ‘‘reportable transaction,’’ as defined in Section 6707A(c)(1) of the Code. None of the Purchased Assets (i) is property required to be treated as owned by another person pursuant to the provisions of Section 168(f)(8) of the U.S. Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” or “tax-exempt bond financed property” within the meaning of

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Section 168 of the Code, (iii) secures any debt the interest of which is tax-exempt under Section 103(a) of the Code, or (iv) is subject to a 467 rental agreement as defined in Section 467 of the Code.

4.8Intellectual Property.
(a)Schedule 4.8(a) sets forth a correct and complete list of the following, in each case that Seller owns or purports to own: (i) Registered Intellectual Property Rights; (ii) unregistered Trademarks; (iii) domain name registrations; and (iv) material unregistered Copyrights (collectively, “Product Intellectual Property”), and in each case setting forth, for each item: the title; full legal name of the owner(s) of record; jurisdiction in which such item has been issued or registered or filed or applied for; status; registration number, serial number, or application number; and date of application, registration, or issuance, as applicable. Seller solely owns, and possesses all rights, titles and interests in and to all Purchased Intellectual Property, free and clear of all Encumbrances. Immediately after the Closing, Purchaser will be the sole owner of, and will have valid title to, and will have the full right to use, license, and transfer, all of the Purchased Intellectual Property.
(b)All of the Purchased Intellectual Property is valid, subsisting, enforceable and in full force and effect.  Seller has taken all steps to maintain its right, title and interest in and to all Purchased Intellectual Property as required, including paying any and all renewal and maintenance fees, annuities or other fees to any Governmental Authority or other organization.  Any and all filings, submissions and responses to any Governmental Authority or other organization necessary to maintain the Purchased Intellectual Property have been timely made with such Governmental Authority or organization.  Other than as set forth on Schedule 4.8(b), no payments are owed, and no filings, submissions, or responses must be made, during the period of ninety (90) days following the Closing Date for any Product Intellectual Property. No loss, challenge or expiration of any Purchased Intellectual Property is pending or threatened as of the Closing Date, nor to the Seller’s knowledge is there a reasonable basis for any such loss, challenge or expiration.
(c)Schedule 4.8(c)(i) sets forth a correct and complete list of the following, in each case that are licensed to or used by, but not owned by Seller: (i) Registered Intellectual Property Rights; (ii) unregistered Trademarks; and (iii) material unregistered Copyrights (“Third-Party Intellectual Property”).  Seller has a valid and enforceable license to all of the Third-Party Intellectual Property as necessary in connection with the development, design, making, use, offer, sale, service, importation, or exportation of any Products pursuant to the Contracts set forth on Schedule 4.8(c)(ii) (“Licenses”).  All Licenses will be fully transferred to Purchaser, and such transfer of Licenses will be valid and effective (with any and all approvals and consents necessary for such transfer having been obtained by Seller in the necessary form and provided to Purchaser), and neither this Agreement nor the Closing will in any way terminate, give another Person the right to terminate, modify the terms of a License, or otherwise affect any right of Purchaser under such transferred Licenses to use, utilize, or exploit any Third-Party Intellectual Property licensed thereunder.  Each party to a License is and has been in compliance with, and has not breached or defaulted under, any of such License.  No License is subject to termination or has been threatened to be terminated. Seller does not owe any royalties, fees, honoraria, or other payment to any Person by reason of the ownership, development, modification, use, license, sublicense, sale, distribution or other disposition of Products or Intellectual Property Rights, other than fees set forth in Licenses.
(d)Other than Purchased Intellectual Property and Third-Party Intellectual Property, Seller has not used, utilized, or exploited any Intellectual Property Rights in connection with any Product.    The Purchased Intellectual Property and the Third-Party Intellectual Property constitute all of the Intellectual Property Rights necessary for any use, manufacturing, development, selling, offering for sale, importation, exportation, marketing, or exploitation of any Product.

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(e)Seller has not licensed, agreed to license or granted any other rights in or to any Purchased Intellectual Property or Third-Party Intellectual Property to any Person except as listed on Schedule 4.9(vii).
(f)As of the date hereof, no Product, no use, manufacture, development, sale, offer for sale, importation, exportation, marketing, or exploitation of any Product, and no Purchased Intellectual Property (i) infringes, misappropriates, dilutes, or otherwise violates any Intellectual Property Right of any third party and there is no valid basis for any such claim, (ii) Seller has not received notice of any allegation of any such infringement, misappropriation, or violation, (iii) no investigation is pending or threatened with respect to any possible infringement, misappropriation, dilution, or other violation of any Intellectual Property Right of any third party, and (iv) Seller has not requested or received any opinions of counsel related to any of the foregoing.
(g)As of the date hereof, no Person is, or has been, infringing, misappropriating, diluting, or otherwise violating any Purchased Intellectual Property.  Seller has not given notice to any third party, and no Proceeding has been initiated, threatened, or is pending against any third party, asserting any infringement, misappropriation, dilution, or violation of any Purchased Intellectual Property. Seller is not subject to any claim by any other Person seeking indemnification, defense or otherwise to be held harmless, and has not agreed to indemnify, defend or otherwise hold harmless any other Person, with respect to any Purchased Intellectual Property.
(h)As of the date hereof, other than applications for Patents, Copyrights, Trademarks or other Intellectual Property Rights listed on Schedule 4.8(a), (i) there are no Proceedings before any Governmental Authority (including before the United States Patent and Trademark Office or Copyright Office) in any jurisdiction related to any of the Purchased Intellectual Property, and (ii) to Seller’s knowledge, no Proceeding has been initiated, threatened, or is pending against Seller, and no notice by any Person has been received by Seller, that challenges the validity, enforceability or use of, or any ownership or right of Seller regarding, any Purchased Intellectual Property, nor is there a reasonable basis for any such Proceeding.
(i)Each current and former employee and contractor of Seller involved in the invention, development, creation, reduction to practice, or discovery of any Purchased Intellectual Property has signed and executed a valid and enforceable assignment irrevocably transferring all rights, title, and interest of such employee or contractor in or to such Purchased Intellectual Property to Seller.  Seller has made commercially reasonable efforts to ensure each current and former employee and contractor of Seller who has assigned Intellectual Property Rights in Purchased Intellectual Property has also agreed to undertake in the future all steps necessary to assign all ownership and other rights in any Purchased Intellectual Property. Seller has taken commercially reasonable measures to preserve and maintain the confidentiality of all Trade Secrets and other information of Seller included in the Purchased Assets that is confidential, secret, or subject to any disclosure limitation.  Seller has taken commercially reasonable measures to preserve and maintain the confidentiality of all Trade Secrets and other confidential information of any other Person in the possession and control of Seller in connection with the Products, including in compliance with all confidentiality, non-disclosure, and similar Contracts, duties, and obligations of Seller related thereto.  All Persons that have received Trade Secrets and other information of Seller included in the Purchased Assets that is confidential, secret, or subject to any disclosure limitation have first entered into a written Contract with Seller to preserve and maintain the confidentiality thereof, and no Person has defaulted under or breached any such Contract.  To Seller’s knowledge, no current or former employee or contractor has any patents issued or applications pending for any device, process, design, or invention of any kind now used or needed by Seller in furtherance of the Business or the Products, which patents or applications are not part of the Purchased Intellectual Property.

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(a)Schedule 4.8(j) sets forth a complete, true and correct list of all software or other materials that are downloadable, licensed and/or distributed as “free software” (as defined by the Free Software Foundation) or “open source software” (meaning software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org) and/or conditioned on acceptance of a Contract such as the GNU General Public License, GNU Lesser General Public License, GNU Affero General Public License, BSD License, MIT License, Common Public License or under a similar licensing or distribution model (“Open Source”) that is incorporated into, integrated or bundled with, or otherwise used or distributed in or with any Purchased Intellectual Property, identification of the applicable Open Source license and a description of the manner in which such Open Source has been used, modified, linked or distributed in, to or with Purchased Intellectual Property. The Company is in compliance with each license listed in Schedule 4.8(j).  No Open Source, public source or freeware software, code or other technology, or any modification or derivative thereof, was or is incorporated into, integrated or bundled with, or otherwise used or distributed in or with the Purchased Intellectual Property in any manner or under any terms that would obligate the Company to: (i) make available, offer, deliver, disclose or distribute software in source code form; (ii) license software for the purpose of making derivative works; or (iii) otherwise distribute or license without charge to any Person any portion of any of the Purchased Intellectual Property.
4.9Material Contracts.
(a)Schedule 4.9(a) sets forth an accurate, correct and complete list of each of the following Assigned Contracts entered into by Seller to which any of the descriptions set forth below apply (the Contracts required to be so listed, the “Material Contracts”):
(i)any Contract for capital expenditures in excess of $50,000 individually, or $100,000 in the aggregate;
(ii)any Contract with an agent, customer or distributor that resulted or could reasonably be expected to result in sales of greater than $75,000;
(iii)any Contract with a vendor or supplier that resulted or could reasonably be expected to result in payments by Seller of greater than $75,000;
(iv)any lease or other Contract under which Seller, with respect to the Products, is a lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third party that requires rental payments in excess of $75,000 per annum;
(v)any mortgage, indenture, security agreement, pledge, note, loan agreement or guarantee in respect of indebtedness for borrowed money or any agreement that creates an Encumbrance (other than a Permitted Encumbrance) on any Product or Purchased Asset;
(vi)any Contract that limits or purports to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;
(vii)any Contract that is a license of Purchased Intellectual Property, including the Licenses;
(viii)any Contract related to the acquisition of a business or the equity of, or joint venture with, any other Entity;
(ix)any Contract for the joint development of any Product;

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(x)any Contract for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;
(xi)any broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which Seller is a party;
(xii)any employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which Seller is a party and which are not cancellable without penalty or without more than 30 days’ notice;
(xiii)any Contract between or among Seller on the one hand and an Affiliate of Seller on the other hand;
(xiv)any Contract with a Governmental Authority;
(xv)any collective bargaining agreements or Contracts with any Union to which Seller is a party;
(xvi)any Contract for the distribution of any of the Products in any jurisdiction;
(xvii)any other Contract which provides for payment or performance by either party thereto having an aggregate value of $75,000 or more on an annual basis, other than any employment agreements or offer letters or any Contract with an agent or distributor that is not required to be disclosed pursuant to Section 4.9(a)(ii); and
(xviii)any proposed arrangement of a type that, if entered into, would be a Contract described in any of (i) through (xvii) above.
(b)Each Material Contract and each Assigned Contract is, assuming the due execution and delivery of the counterparties thereto, valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s knowledge, any other party thereto is in breach of or default under (or, to Seller’s knowledge, is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. Since December 31, 2022, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Purchaser.
4.10Insurance.  Schedule 4.10 sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance relating to the assets, business, operations, employees, officers and managers of Seller that insure any portion of the Purchased Assets (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Purchaser. Such Insurance Policies are in full force and effect immediately prior to the consummation of the transactions contemplated by this Agreement. Seller has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies within the past 12 months. All premiums due on such Insurance Policies have been paid in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based

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liability on the part of Seller. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage.  There are no claims pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Seller is not in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to Seller and are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound.

4.11Compliance with Laws
.  Seller has been, and is now, in compliance in all respects with all applicable Laws and Orders (including all applicable environmental, health, and safety Laws).  Seller has in effect all Governmental Approvals that are required for the operation of the Business.  Schedule  1.1(e) contains a complete listing of all material Permits required for the conduct of the Business as currently conducted.  No violation, loss or expiration of any of such Permits is pending or threatened other than expiration in accordance with the terms thereof.  No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit.  No notice, citation, summons or order has been issued to Seller, no complaint has been filed with Seller, no penalty has been assessed against Seller and, to Seller’s knowledge, no review or investigation, is pending or threatened, by any Governmental Authority with respect to any alleged failure by Seller to have any such Permit.
4.12Governmental Approvals; Product Liability.
(a)Since January 1, 2019 (i) there has not been conducted or requested in writing, nor, to the knowledge of Seller, is there any current consideration by Seller or any Governmental Authority of, any Recall in respect of any Product and (ii) no report of any death, injury, material defect or malfunction involving any Product has been filed or is required to have been filed with any Regulatory Authority under any United States or foreign Law.  There are no pending, and within the last five (5) years prior to the date of this Agreement, there have not been any, Proceedings or written threats thereof related to product liability involving any Products, and no such Proceedings or written threats have been settled, adjudicated or otherwise disposed of within the five years prior to the date of this Agreement.  Seller does not have any Liability and there is no basis for any Proceeding arising out of any injury to individual as a result of such individual’s use of any Product.
(b)There are no citations, decisions, adjudications or statements, in each case issued by any Regulatory Authority, and Seller is not subject to any Order, asserting that any Product is defective or unsafe in any material respect or fails in any material respect to meet any Law.  Seller has no knowledge of any fact or condition related to any Product that would reasonably be expected to impose upon Seller a duty to recall or correct any Product in the field or material Liabilities for returns or other product liability claims with respect to any Product.  Seller, with respect to the Products, (i) has obtained all applicable Governmental Approvals required by any Regulatory Authority to develop, test, manufacture, market, store, distribute and sell each of the Products in compliance with applicable Laws, including all clearances under the Federal Food, Drug, and Cosmetic Act § 510(k), and all approvals, authorizations, registrations, or clearances in any jurisdiction where the Seller currently conducts such activities with respect to each of the Products, (ii) maintains all necessary FDA registrations, (iii) has made all filings with, and given all notifications to, all Regulatory Authorities in all material respects as required by all applicable Laws, and all such filings, reports and notifications were complete and accurate on the date filed (or were corrected in or supplemented by a subsequent filing), and (iv) there have been no changes made to the Product for which any filing or notification should have been made with any Regulatory Authority.  All Governmental Approvals set forth on Schedule 1.1(e) are all Governmental Approvals that are necessary to the

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manufacture or commercialization of the Products and operation of the Business and all such Governmental Approvals remain valid and in full force and effect.
(c)There is no Proceeding pending or, to the knowledge of Seller, threatened in writing that could result in the suspension, termination, revocation, cancellation, limitation or impairment of any Governmental Approval, filing or notification, or Product research, development, testing, manufacturing, marketing, distribution or sales activities.
(d)Seller has made available to Purchaser accurate and complete copies of all of the Governmental Approvals, filings and notifications identified on Schedule 1.1(e) (which includes all Governmental Approvals, filings and notifications necessary to operate the Business), including all renewals thereof and all amendments thereto.
(e)Seller, and, to the knowledge of Seller, any officer, employee or agent of Seller, has not been excluded or threatened with exclusion from participation in any federal health care program or convicted of any crime or engaged in any conduct for which a person could be excluded from participating in any federal healthcare program under Section 1128 of the Social Security Act.
4.13Proceedings and Orders.  There is no Proceeding pending or, to the knowledge of Seller, threatened against Seller or any of its Affiliates with respect to the Purchased Assets, including the Products. No event has occurred, and no condition or circumstance exists, that may directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.  Neither Seller nor any of its Affiliates is in default with respect to any Order related to the Products or the Purchased Assets. None of Seller’s properties, assets, operations or businesses, nor any of the Purchased Assets or Assumed Liabilities, is subject to any Order or any proposed Order. There are no Proceedings pending or, to the knowledge of Seller, threatened relating to the Business, the Purchased Assets or the Assumed Liabilities.  The foregoing sentences include, without limiting their generality, actions pending or threatened against Seller involving any of Seller’s officers’ or employees’ (prior or present) use of any information or techniques related to the Business, Purchased Assets or the Assumed Liabilities allegedly proprietary to such officer or employee.
4.14Title, Condition and Sufficiency of Assets.
(a)Seller is the sole and exclusive owner of, and has good, valid and marketable title to, all Purchased Assets, free and clear of all Encumbrances or other restriction on transfer, other than Permitted Encumbrances. At the Closing, Seller will convey to Purchaser good, valid and marketable title to all of the Purchased Assets, free and clear of any Encumbrance or other restriction on transfer.  The Seller is the sole and exclusive owner of all Governmental Approvals, and the Seller has not previously sold or transferred in any manner, in whole or in part, directly or indirectly, any of the Governmental Approvals.
(b)Each piece of machinery and equipment included in the Purchased Assets is merchantable, in good operating condition and repair, is adequate and suitable for its intended purpose, meets current industry standards and specifications, and is in compliance with all Laws.
(c)The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in the same manner as conducted during the twelve (12) months prior to the date hereof by Seller. Other than Seller’s cash and cash equivalents, none of the Excluded Assets are used in connection with the operation of the Business or manufacture or distribution of the Products.
4.15Brokers.  Seller has not retained any broker or finder or incurred any Liabilities for any brokerage fees, commissions or finders fees with respect to this Agreement or the Transactions, and no broker, finder, investment banker or other Person is entitled to any fees or commissions in connection with the Transactions.

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4.16Trade Control Laws.  Neither Seller, nor any of its officers, directors or employees, nor any Representative of Seller, is currently, or has been: (a) a Sanctioned Person, (b) organized or resident in a Sanctioned Country, (c) engaged in any dealings or transactions, directly or indirectly, with any Sanctioned Person or in or with any Sanctioned Country, or (d) otherwise in violation of applicable Sanctions Laws, Export-Import Laws, or the anti-boycott Laws administered by the United States Department of Commerce, the United States Customs and Border Protection and the United States Department of Treasury’s Office of Foreign Assets Control (collectively, “Trade Control Laws”).  All exports, re-exports, imports and transfers by Seller have been effected in full compliance with Export-Import Laws. Seller has not (with respect to the Products) received from any Governmental Authority or, to Seller’s knowledge, any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit, in each case concerning any actual or potential violation of any Trade Control Laws.
4.17Anti-Corruption Laws.  Neither Seller, nor any of its directors, officers or employees, nor to Seller’s knowledge, any agent or other third-party representative acting on behalf of Seller, (a) has made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or anything of value, directly or indirectly, to any Governmental Authority or other Person in violation of any applicable Anti-Corruption Laws, (b) otherwise violated any applicable Anti-Corruption Laws, or (c) engaged in off-label, false or misleading  promotion, advertising  or marketing of medical devices.  Seller (with respect to the Products) has not received from any Governmental Authority or, to Seller’s knowledge, any other Person, any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit, in each case concerning any actual or potential violation of any Trade Control Laws or Anti-Corruption Laws.
4.18Distributors, Customers and Suppliers.  Schedule 4.18(a) sets forth a list of the names of the top ten (10) distributors of each product included in the Products, each by dollar value of sales to such distributors for the fiscal year ended December 31, 2023.  Schedule 4.18(b) sets forth a list of the names of the top ten (10) customers of each product included in the Products, each by dollar value of sales to such customers for the fiscal year ended December 31, 2023.  Schedule 4.18(c) sets forth a list of the names of the top ten (10) suppliers of each product included in the Products, each by dollar value of net purchases from such suppliers, for the fiscal year ended December 31, 2023.  Seller has not received any notice (a) from any of the distributors listed on Schedule 4.18(a) that any such distributor intends to stop, materially decrease the rate of, or materially change the payment or price terms with respect to distributing or purchasing any products included in the Products (b) from any of the customers listed on Schedule 4.18(b) that any such customer intends to stop, materially decrease the rate of, or materially change the payment or price terms with respect to, buying any products included in the Products, or (c) from any of the suppliers listed on Schedule 4.18(c) that any such supplier intends to stop, materially decrease the rate of, or materially change the payment or price terms with respect to, supplying any products included in the Products.
4.19Bankruptcy.  Seller is Solvent, and upon the consummation of the Closing, Seller will be Solvent.  No insolvency proceeding of any character including bankruptcy, winding-up, liquidation, administration, administrative receivership, reorganization, moratorium, stay or limitation of creditors’ rights, composition, scheme or arrangement with creditors, voluntary or involuntary, affecting Seller has been filed by Seller or is being contemplated by Seller or to Seller’s knowledge, has been threatened against Seller by any other Person, and Seller has not made any assignment for the benefit of creditors or taken any action in contemplation of, or that would constitute the basis for the institution of, such insolvency proceedings.  Additionally, Seller has not at any time made any assignment for the benefit of creditors, filed any petition in bankruptcy, been adjudicated insolvent or bankrupt, petitioned or applied to any tribunal for any receiver, conservator or trustee for itself or any of its property or assets, or commenced any action or proceeding under any reorganization arrangement, readjustment of debt, conservation, dissolution or

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liquidation law or statute or any jurisdiction; and no such action or proceeding has been commenced or threatened against Seller or its members by any creditor, claimant, Governmental Authority or any other Person.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay, or defraud either present or future creditors of Seller.
4.20Data Privacy and Security.
(a)All Seller IT Systems are in good working condition and are sufficient for the operation of Seller’s business as currently conducted. There has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Seller IT Systems. Seller has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Seller IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements.
(b)Seller is in compliance in all material respects with all applicable Laws and their posted privacy policies regarding the collection, receipt, use, privacy and protection of any information and data from customers or other Persons (including personally identifiable information and data) collected or otherwise obtained by Seller that are part of the Purchased Assets (the “Collected Information”).  Seller has continuously used commercially reasonable security measures and safeguards in place to detect and prevent any security breaches and to protect the Collected Information from illegal or unauthorized access, use or processing by its personnel or third parties, or access, use, or processing by its personnel or third parties in a manner in violation of, or inconsistent with applicable law and the applicable posted privacy policies of Seller.  No Person has gained unauthorized access to or made any unauthorized use or processing of any Collected Information.  Without limiting the foregoing, Seller has implemented and fully documented commercially reasonable information security, backup, disaster recovery, vendor management, support and maintenance and incident response controls, processes, safeguards and policies with respect to any company system on which any Collected Information was stored.  No claims have been asserted or threatened against Seller by any Person alleging any material violation of any individual’s privacy, personal or confidentiality rights related to any Collected Information.
4.21Personnel.
(a)Schedule 4.21 contains a complete and accurate list of all the employees and independent contractors of Seller, showing for each such service provider his or her (i) name, (ii) job title, (iii) primary work location (state and city), (vi) date of hire or service commencement date, (v) whether paid on a salary, hourly or other basis, (vi) current annual base salary, base wage rate or other wage, (vii) immigration status, if any, (viii) classification status under the Fair Labor Standards Act and applicable state or local Law (i.e., exempt or non-exempt), (ix) leave of absence status, if any (including, but not limited to, short- or long-term disability leave, military leave, maternity leave, family leave, and/or other administrative leave), (x) full-time or part-time status, (xi) general eligibility for current annual incentive/bonus or commission opportunity, and (xi) accrued, but unused, paid time off, sick leave and other leave.
(b)Seller has no fixed or contingent liability or obligation to or in respect of any person now or formerly employed by Seller that could become a liability of Purchaser.  As of the Closing Date, all compensation, including wages, commissions, and bonuses payable to any and all employees, independent contractors, or consultants of Seller or the Business for services performed on or prior to the Closing Date hereof have been paid in full. Seller is in compliance with all employment contracts, offer letters and employment agreements that it has with any employee.  Seller has complied at all times with all applicable employment and labor Laws, including all applicable Law regarding terms and conditions of

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employment, health and safety, wages and hours, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), harassment, discrimination, retaliation, whistleblowing, disability rights and benefits, equal opportunity, plant closures and layoffs, employee trainings and notices, workers’ compensation, labor relations, leaves of absences, COVID-19, affirmative action and/or unemployment insurance.  Seller has not misclassified any of its personnel as non-employees or, for purposes of wage and hour Laws, as exempt employees. Each employee of Seller is lawfully authorized and has provided appropriate documentation to work in the jurisdiction in which such employee is working.
(c)Seller has not, in the past three (3) years, become a party to a settlement agreement resolving claims or allegations made of sexual harassment or sexual misconduct against a current executive-level employee or former executive-level employee of Seller.
(d)Seller has not experienced or implemented a “plant closing” or “mass layoff” as defined in the WARN Act affecting any single site of employment or one or more facilities or operating units within any single site of employment of Seller during the past three (3) years.  In the twelve (12) months prior to the date of this Agreement, Seller and its Subsidiaries have not carried out any “employment loss” (as such term is defined in the WARN Act), temporary layoffs, or hours or pay reductions that would, in the aggregate, require notice under the WARN Act.
(e)No litigation or governmental proceeding or investigation against Seller has occurred within the last five (5) years or is pending, or to the Seller’s knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of Seller, including any charge or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.
(f)No employee or independent contractor of Seller is covered by any union, collective bargaining or other similar labor agreement to which Seller is a party or otherwise subject (including any agreement with any works council, labor or trade union or other similar labor-relations entity). With respect to the Seller, there is not presently pending, existing or, to Seller’s Knowledge, threatened, (i) any strike, slowdown, picketing, or work stoppage, (ii) any application for certification of a collective bargaining agent, (iii) any material controversies or material disputes pending or to Seller’s Knowledge threatened between Seller and any of its employees, or (iv) any material claims, material litigation or material disputes by a works council or other employee representative body, or an applicable Governmental Authority against Seller.
4.22Employee Benefit Matters.
(a)As of 9:00 a.m. (Eastern time) on the Business Day prior to the Closing Date, folder 6.5 of the Data Room contains a complete and accurate copy of each Benefit Plan of Seller.
(b)With respect to each Benefit Plan, Seller has made available to Purchaser true and complete copies of, to the extent applicable, (i) the plan document (including all amendments thereto) or, if a written plan document does not exist, a written description describing all material terms thereof, (ii) the applicable trust agreement, insurance contract or other funding arrangement, (iii) the most recent letter received from a Governmental Authority regarding the tax-qualified status of such Benefit Plan (including any IRS determination or opinion letter), (iv) the three most recent annual reports (including on Form 5500),

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financial statements and actuarial valuation report, (v) any material, non-routine correspondence with a Governmental Authority during the past five (5) years, and (vi) any summary plan descriptions, summaries of material modifications, and summaries of benefits and coverage.
(c)Each Benefit Plan and related trust that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter or may rely on an opinion letter from the IRS as to its qualification in form under the Code, and, to Seller’s Knowledge, no event has occurred or conditions exist that could reasonably be expected to cause the loss of such qualified status. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Seller or, with respect to any period on or after the Closing Date, Purchaser or any of its Affiliates, to a penalty under Section 502 of ERISA or Tax under Sections 4975 or 4980H of the Code.
(d)Each Benefit Plan has been established, administered, and maintained in compliance with its terms and with the requirements prescribed by all applicable Laws (including ERISA and the Code, and any special provisions relating to the tax status of contributions to, earnings of or distributions from such Benefit Plan where each such Benefit Plan was intended to have such tax status).
(e)Neither Seller nor any ERISA Affiliate of Seller currently or has within the past six years maintained, participated in, contributed to or incurred any Liability under any: (i) “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA, Part 3 of Title I of ERISA, or Section 412 or 430 of the Code; (ii) “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) “multiple employer plan” (within the meaning of Section 413(c) of the Code or Section 210 of ERISA); or (iv) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).
(f)No Benefit Plan provides post-employment or post-service health, welfare, or life insurance benefits except as required under COBRA or other similar applicable Law.
(g)Neither Seller nor any ERISA Affiliate is a party to any agreement, contract or arrangement that provides for, or is otherwise required or obligated to make a payment that would constitute, nonqualified deferred compensation (as defined in Section 409A(d)(1) of the Code) that does not comply with or satisfy an exemption from Code Section 409A.
(h)No Benefit Plan is subject to the Law of any jurisdiction outside the United States or covers employees or other service providers in any jurisdiction outside the United States.
(i)Except as provided in Schedule 4.22(i), neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former manager, officer, employee or independent contractor of Seller to severance pay, loan forgiveness or any other payment or benefit; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual, (iii) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (iv) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.
(j)There is no pending action, suit, consent decree, proceeding, arbitration or governmental investigation pending or, to Seller’s Knowledge, threatened relating to a Benefit Plan (other than routine claims for benefits).
4.23Related Party Transactions.  No officer, director, or shareholder of Seller or any person owning 2% or more of Seller’s equity interests (or any of such person's immediate family members or

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affiliates or associates) is a party to any Assigned Contract or has any interest in any property owned by Seller or has engaged in any transaction with any of the foregoing within the last twelve (12) months other than the purchase of equity or debt securities of the Company.
4.24Product Warranties.  Each Product sold by Seller prior to the Closing has been manufactured, sold, and delivered in conformity with all Laws, contractual commitments, and all warranties to which such Products are subject. Seller has furnished or made available to Purchaser complete and correct copies of the standard terms and conditions of sale for each Product (containing applicable guaranty, warranty and indemnity provisions).  Except for the written warranties set forth in the agreements furnished or made available to Purchaser, there are no legally binding warranties (written or oral) granted by Seller.
4.25FDA and Regulatory Matters.
(a)Seller is in compliance in all material respects with all applicable Laws regarding registration, license and certification for each site at which a Product is manufactured, labeled, sold, or distributed.  To the extent that any Product is exported from the United States, Seller has exported such Product in compliance in all material respects with applicable Laws.  All design, development and manufacturing operations performed by or on behalf of Seller are being conducted in material compliance with the Quality Systems Regulations of the FDA (21 C.F.R. Part 820), and, to the extent applicable to Seller, counterpart regulations in the European Union and all other countries where compliance is required.  Seller is in material compliance with all applicable Laws applicable to the maintenance, compilation and filing of reports, including Medical Device Reports (as defined in 21 CFR Part 803), with regard to the Products.  Seller has not received from the FDA or any other Governmental Authority (i) any written notice contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of the Products, or (ii) any notice of adverse findings, FDA Form 483s, notices of violations, warning letters, criminal proceeding notices under any Law, or other similar communication from the FDA or other Governmental Authority alleging or asserting material noncompliance with any Law.
(b)All of the Seller’s labeling or other promotional or informational material regarding coding or billing relating to any Product is accurate and thorough, and the Seller has not caused any health care provider or other entity to submit any false claims under 31 U.S.C. §§ 3729-3733 or any similar Law.  The Seller’s marketing practices regarding any Product is in compliance with the federal open payments rules, 42 U.S.C. § 1320a-7h and 42 C.F.R Part 403, Subpart I, and any similar medical device marketing Laws or any other jurisdiction in which the Seller does business.  Seller has not been excluded, suspended or debarred from participating in any federal health care program (as defined in 42 U.S.C. §1320a-7b(f)) or been subject to sanction pursuant to 42 U.S.C. §1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C. §1320a-7b.  To Seller’s knowledge, no such exclusions are threatened nor is there any basis for such exclusions.
(c)Seller has reconciled all obligations under the Corporate Integrity Agreement. Seller and Seller’s practices are in compliance with the Corporate Integrity Agreement, including any covenants contained therein.
4.26Environmental, Health, and Safety Matters.  Seller and its predecessors and Affiliates have complied with all applicable environmental, health, and safety Laws the failure of which to comply with would have an adverse effect on the Purchased Assets or which could create any Encumbrance on the Purchased Assets.  Without limiting the generality of the foregoing, Seller and its predecessors and Affiliates have obtained and complied with all Governmental Approvals of any Governmental Authority that are required pursuant to any applicable, environmental, health, and safety Laws for Seller’s operation of the Business.
4.27Leased Real Property. Schedule 4.27 lists (i) the street address of each parcel of Leased

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Real Property leased by Seller; (ii) the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. Seller has delivered or made available to Purchaser true, complete and correct copies of any leases affecting the Leased Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy, or enjoyment of any Leased Real Property. The use and operation of the Leased Real Property in the conduct of the Business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or Contract. No material improvements constituting a part of the Leased Real Property encroach on real property owned or leased by a Person other than Seller. There are no Proceedings pending nor, to Sellers’ knowledge, threatened against or affecting the Leased Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.  Seller has good and valid title to, or a valid leasehold interest in, all Leased Real Property.  Seller does not own and has never owned any real property.
4.28CARES Act Matters.  Schedule 4.28 sets forth a complete and correct list of the Coronavirus Aid, Relief, and Economic Security Act, as modified by the Paycheck Protection Program Flexibility Act (the “CARES Act”), stimulus or relief programs (the “CARES Act Programs”) in which Seller is participating, or in which it has participated, and the amount of funds requested or received by Seller under each such program. Seller has made available to the Purchaser complete and correct copies of all material applications, forms and other documents filed or submitted by Seller relating to any CARES Act Program, and all statements and information contained in such applications, forms, and other documents are complete and correct. The proceeds received from any CARES Act Program, including the PPP Loan (as hereinafter defined), were not used by Seller in violation of the CARES Act, the Paycheck Protection Program, or similar Laws, or the terms and conditions of the PPP Loan. Seller has maintained accounting and other records relating to each such CARES Act Program, including the PPP Loan, and the use thereof that comply in all material respects with the CARES Act, the Paycheck Protection Program, and similar Laws and the PPP Loan (including records that track the costs and other expenses for which the proceeds of the PPP Loan have been used), complete and correct copies of which have been made available to the Purchaser, and no act or failure to act on the part of Seller or any other Person prior to the Closing has resulted in the failure of any portion of the PPP Loan eligible for forgiveness under the CARES Act to be so forgiven in accordance with the CARES Act, the Paycheck Protection Program, or similar Laws and the PPP Loan. Other than the PPP Loan, Seller has not received, obtained, or applied for any loan, exclusion, forgiveness, deferral, credit, or other item pursuant to the CARES Act or any other Law, directive, guidelines, or recommendations by any Governmental Authority in connection with or in response to COVID-19. Seller has applied for and been granted forgiveness of the PPP Loan.
Article 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

5.1Organization and Good Standing.  Purchaser (a) is duly organized, validly existing and in good standing under the Laws of Utah; (b) is duly qualified to conduct business under the Laws of each jurisdiction in which the nature of its business, the operation of its assets or the ownership or leasing of its properties requires such qualification; and (c) has full power and authority required to carry on its business as now being conducted.
5.2Authority; Binding Nature of Agreements. Purchaser has all requisite corporate and other power and authority to execute and deliver this Agreement and all other Transaction Agreements to which it is a party and to carry out the provisions of this Agreement and the other Transaction Agreements.

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(a)The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Agreements have been duly and validly authorized and approved by all requisite action on the part of Purchaser.  The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Agreements does not require the approval of the shareholders of Purchaser.
(b)This Agreement has been duly and validly executed and delivered by Purchaser.  Each of this Agreement and the other Transaction Agreements to which Purchaser is a party constitutes, or upon execution and delivery will (assuming due authorization, execution and delivery by Seller, as applicable) constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.
5.3No Conflicts; Required Consents.  Neither the execution, delivery or performance of this Agreement nor any other Transaction Agreement by Purchaser will:
(a)conflict with, violate, result in any breach of or constitute a default under (i) any of the provisions of the organizational documents of Purchaser; (ii) any resolution or corporate action of Purchaser; (iii) any of the terms or requirements of any Governmental Approval held by Purchaser or that otherwise relates to the Transactions; or (iv) any provision of any Contract binding upon Purchaser, other than such conflicts, violations, breaches or defaults that, alone or in the aggregate, would not have a material adverse impact on the Purchased Assets, the Products or the ability of Purchaser to timely consummate the Transactions;
(b)(i) give any Governmental Authority or other Person the right to exercise any remedy or obtain any relief under any Law or any Order to which Purchaser or any of its assets is bound (ii) violate or conflict with any provision of, or result in the breach of, any Law applicable to Purchaser or require any Consent of any Person; or (iii) constitute a default under or give any Person the right to declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate, modify or receive any payment under any Contract binding upon Purchaser, other than any remedy, relief, violations, breaches or defaults that, alone or in the aggregate, would not have a material adverse impact on the Purchased Assets, the Products or the ability of Purchaser to timely consummate the Transactions; or
(c)require Purchaser to make or deliver any filing or notice to a Governmental Authority, other than reporting under the Securities Exchange Act of 1934, as amended.
5.4Brokers.  Other than Oppenheimer & Co. Inc., Purchaser has not retained any broker or finder or incurred any Liabilities for any brokerage fees, commissions or finder’s fees with respect to this Agreement or the Transactions for which Seller is liable.
Article 6

POST-CLOSING COVENANTS
6.1Cooperation.  For a period of nine months following the Closing, upon the request of Purchaser, Seller shall use commercially reasonable efforts to (i) execute and deliver any and all further materials, documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Purchaser to effect, record or verify the transfer to, and vesting in Purchaser of, Seller’s right, title and interest in and to the Purchased Assets, free and clear of all Encumbrances, in accordance with the terms of this Agreement, (ii) cooperate with Purchaser, at Purchaser’s expense, to enforce the terms of any Assigned Contracts, including terms relating to confidentiality and Intellectual Property Rights, and to

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transfer all Governmental Approvals (to the extent transferable) to Purchaser, and (iii) cooperate with reasonable requests from Purchaser to ensure an orderly transfer of customer relationships involving the Products to Purchaser.  For a period of nine months following the Closing, Seller shall promptly deliver to Purchaser (w) any mail, packages, orders, inquiries and other communications addressed to Seller and relating to the Products and (x) any property that Seller receives and that properly belongs to Purchaser or any of its Affiliates.  For a period of nine months following the Closing, Purchaser shall promptly deliver to Seller (y) any mail, packages, orders, inquiries and other communications addressed to a Seller or any of its Affiliates and relating to a business of Seller or its Affiliates other than the Products and (z) any property that Purchaser receives and that properly belongs to Seller or any of its Affiliates.  The provisions of this Section 6.1 are not intended to, and shall not be deemed to, constitute an authorization by a party to permit another party to accept service of process on its behalf, and no party is or shall be deemed to be the agent of another party for service of process purposes. Promptly upon the Closing, Seller shall update its FDA registration and medical device listing to de-list the Seller as the manufacturer or distributor of any of the Products, and shall cooperate with Purchaser to facilitate Purchaser updating its FDA registration and listing to list Purchaser as the manufacturer or distributor of each of the Products.

6.2Return of Assets; Transfer of Purchased Assets.
(a)In the event that any Excluded Asset or Excluded Liability is discovered by Purchaser or any of its Affiliates or identified to Purchaser in writing by Seller, in each case within nine months after the Closing Date, possession or ownership of which or responsibility for which previously has been transferred to, or assumed by, Purchaser or any of its Affiliates in connection with the Transactions, then (i) Purchaser shall return or transfer and convey or assign (without further consideration) to the Seller, and Seller shall accept or assume, as applicable, such Excluded Asset or Excluded Liability; (ii) Seller shall assume (without further consideration) any Liabilities associated with such Excluded Assets or Excluded Liabilities; and (iii) Purchaser and Seller shall execute such documents or instruments of conveyance or assumption and take such further acts which are reasonably necessary or desirable to effect the transfer or assignment of such Excluded Asset or Excluded Liability back to, or assumption of such Excluded Liability by, Seller.
(b)In the event that any Purchased Asset or Assumed Liability is discovered by Seller or any of its Affiliates or identified to Seller in writing by Purchaser in each case within 6 months  after the Closing Date, possession or ownership of which has not been transferred to, or assumed by, either Purchaser or its Affiliates at such time, Seller shall promptly take such steps as may be required to transfer or assign, or cause to be transferred or assigned, such Purchased Assets or Assumed Liabilities to Purchaser or the applicable Affiliate of Purchaser, in accordance with the terms of this Agreement, at no additional charge to Purchaser or its Affiliates, and Purchaser or its Affiliates shall accept such Purchased Assets or assume such Assumed Liabilities, as the case may be.
6.3Records and Documents.  For a period of nine months after the Closing, at the other party’s request, each party shall provide the other party and its Representatives with access to and the right to make copies of those records and documents related to the Business, the Products, or the Purchased Assets (possession of which is retained by Seller or transferred to Purchaser, as applicable), as may be necessary in connection with any third-party litigation, the preparation of financial statements, any accounting or Tax purposes, or the conduct of any audit or investigation by a Governmental Authority (excluding claims under this Agreement in which case the parties shall comply with Article 9 and Article 11, as applicable, instead of this Section 6.3); provided, however, that no party shall be required to violate any obligation of confidentiality to which such party or any of its Affiliates is subject or to waive any privilege which any of them may possess in discharging its obligations pursuant to this Section 6.3; provided, further, however, that in any such case, each party shall, and shall cause its Affiliates and Representatives to, reasonably cooperate with the requesting party to implement alternative arrangements to permit the access

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contemplated hereby.  The foregoing will not require any party to permit any inspection, or to disclose any information, that in its reasonable judgment, upon the advice of outside counsel, is commercially sensitive or reasonably likely to result in the waiver of any attorney-client privilege.  If within nine months following the Closing, Seller becomes aware that it or any of its Affiliates has in its or their possession any business records, financial books and records, sales order files, purchase order files, engineering order files, warranty and repair files, supplier lists, customer lists, dealer, representative and distributor lists, studies, surveys, analyses, strategies, plans, forms, designs, diagrams, drawings, specifications, technical data, information relating to any Governmental Approvals, or production and quality control records and formulations, in each case that are Purchased Assets (collectively “Business Records”), Seller shall promptly forward such Business Records to Purchaser.  If, within nine months following the Closing, Purchaser contacts Seller to inquire as to whether any specific Business Records are in the possession of Seller or any of its Affiliates, Seller will use its good faith efforts to determine whether such Business Records are in its possession or the possession of any of its Affiliates and, to the extent Seller locates any such Business Records, Seller will promptly forward such Business Records to Purchaser.

6.4Confidentiality.
(a)Except as required by law or administrative process and except for information which is now or hereafter becomes public other than as a result of a breach of this Section 6.4, without limitation to any other rights or obligations under the Confidentiality Agreement, after the Closing Date, any Confidential Information used by Seller in or relating to the Business, the Products, the Purchased Assets, Purchaser or Purchaser’s business, whether in written, oral or other form shall be deemed Confidential Information under the Confidentiality Agreement; provided that nothing in this Section 6.4 shall in any way limit the disclosure of any such information to the Representatives of Seller in order to assist Seller with respect to the Transactions and the Transaction Agreements.
(b)Effective as of the Closing, (i) to the extent any right or interest of Seller or any of its Affiliates under any Transaction Confidentiality Agreement is assignable without the consent of a third party, Seller hereby assigns to Purchaser all rights and interests of such Person under any Transaction Confidentiality Agreement to which such Person is a party to the extent of such Person’s rights thereunder, and (ii) to the extent any right or interest of such Person under a Transaction Confidentiality Agreement is not assignable without the consent of a third party, Seller agrees to, and to cause its Affiliates to, use its commercially reasonable efforts to enforce its rights under any such Transaction Confidentiality Agreement for the benefit of Purchaser, as Purchaser reasonably requests and at the sole cost and expense of Purchaser.
6.5Non-Competition; Non-Solicitation.
(a)During the applicable Restricted Period, no Restricted Party shall, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of Seller or the Restricted Business (including any existing or former client or customer of Seller or the Restricted Business and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with Seller or the Restricted Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, a Restricted Party may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Restricted Party is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

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(b)Without limiting the generality of the provisions of Section 6.5(a), each Restricted Party hereby agrees that during the Restricted Period, such Restricted Party will not directly or indirectly, through another Person, as employee, agent, consultant, director, equity holder, manager, co-partner or in any other capacity without Purchaser’s prior written consent, (i) solicit or otherwise deal with any clients, purchasers or suppliers of Purchaser in any manner designed to take business away from Purchaser with respect to the Restricted Business; or (ii) discuss or otherwise deal with any client, supplier, purchaser or employee of Purchaser regarding the extent or nature of the present or future business of such Person with anyone other than Purchaser regarding any product that is competitive with the Restricted Business.
(c)Each Restricted Party acknowledges and agrees that the territorial, time and scope limitations set forth in this Section 6.5 are reasonable and are properly required to protect Purchaser’s substantial investment hereunder and for the protection of Purchaser’s legitimate interest in client relationships, goodwill and trade secrets related to the Products and Purchased Assets, and that such limitations do not impose any undue burden upon such Restricted Party.  In the event that any such territorial, time or scope limitation is deemed to be invalid, prohibited or unenforceable by a court of competent jurisdiction, each Restricted Party agrees, and each Restricted Party submits, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court deems reasonable or enforceable under the circumstances.  If such partial enforcement is not possible in such jurisdiction, the provision will be deemed severed as to such jurisdiction, and the remaining provisions of this Agreement will remain in full force and effect.
(d)Each Restricted Party acknowledges and agrees that in the event of such Restricted Party’s actual or threatened breach of any of the provisions contained in this Section 6.5, Purchaser will have no adequate remedy at law.  Each Restricted Party accordingly agrees that in the event of any actual or threatened breach of any of the provisions contained in this Section 6.5, Purchaser will be entitled to the following rights and remedies, without the need of posting bond or proving actual damages, each of which rights and remedies will be independent of the others and is severally enforceable: (i) such injunctive and other equitable relief as may be deemed necessary or appropriate by a court of competent jurisdiction; and (ii) the right and remedy to require a Restricted Party to account for and pay over to Purchaser any profits, monies, accruals, increments or other benefits derived or received by such Restricted Party or any if its Affiliates as the result of any transactions or conduct constituting a breach of any of the provisions contained in this Section 6.5. Nothing contained herein will be construed as prohibiting Purchaser from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove.
(e)Each Restricted Party further covenants and agrees that, as a material term of this Agreement, such Restricted Party will not make any disparaging remarks (whether or not such Restricted Party deems such comments to be true and accurate) about Purchaser or its Affiliates or Representatives and shall refrain from saying or doing anything that reasonably could hold Purchaser or its Affiliates or Representatives up to disrepute in the eyes of any other person or entity or that reasonably could interfere with Purchaser’s current or future business plans or activities, including with respect to the Products or Purchased Assets.  This subsection (e) does not, in any way, (i) restrict or impede a Restricted Party from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable Law or valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the Law, or (ii) apply to a Restricted Party’s exercise of its rights under this Agreement or the Transaction Agreements.
6.6Product Recalls.  Subject to the terms of the Transaction Agreements, from and after the Closing Date, Purchaser shall have the sole right to conduct all voluntary and involuntary recalls, corrections, market withdrawals, market refunds or replacements, “dear doctor” letters, investigator notices, stock recoveries and other field actions or notices relating to an alleged lack of safety, efficacy or regulatory

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compliance (“Recalls”) of Products (whether Products were made before or after Closing), including Recalls required by any Governmental Authority and voluntary Recalls of Products.  To the extent that one or more units of Product made by Seller or any of its Affiliates prior to the Closing Date are subject to a Recall, any Damages or other Liabilities arising with respect to or related to any Recall with respect to such units of Product made by Seller or its Affiliates prior to the Closing Date shall be Excluded Liabilities. Without limitation of, and subject to, Purchaser’s rights under the Contract Manufacturing Agreement, any Damages or other Liabilities arising with respect to or related to any Recall of any units of Product made on or after the Closing Date (including Products purchased under the Contract Manufacturing Agreement) shall be Assumed Liabilities.  Upon the reasonable request of Purchaser, Seller shall cooperate and assist, and shall cause its Affiliates to cooperate and assist, Purchaser in implementing and effecting a Recall with respect to all such affected Products.

6.7Production of Witnesses and Individuals: Privilege Matters.
(a)For nine months after the Closing, Seller, on the one hand, and Purchaser, on the other hand, shall use commercially reasonable efforts to make available to each other, upon reasonable written request, their (and its Affiliates’) respective Representatives for fact-finding, consultation and interviews and as witnesses to the extent that any such Person may reasonably be required in connection with any Proceedings in which the requesting party may from time to time be involved relating to the operation of the Business prior to or after the Closing.  Access to such Persons shall be granted during normal business hours at a location and in a manner reasonably calculated to minimize disruption to such Persons.  Seller and Purchaser agree to reimburse each other for reasonable out-of-pocket expenses, including reasonable attorneys’ fees, but excluding officers’ or other employees’ salaries, incurred by the other in connection with providing Representatives to the other party pursuant to this Section 6.7.
(b)For nine months after the Closing, except to the extent required by Law or Governmental Authority, no party shall intentionally disclose to any third party, and no party shall permit any of its respective Affiliates to intentionally disclose to any third party, any documents or other information that, if disclosed, would cause a waiver of any privilege that can be asserted under any Law by the other party (i) if such waiver could reasonably be expected to have an adverse effect on the other party or any of its Affiliates, or (ii) with respect to (A) the Products, the Purchased Assets or the Assumed Liabilities, or (B) the process relating to the sale of the Products.
6.8Customer Inquiries. For nine months after the Closing, Seller shall promptly notify Purchaser of each inquiry that Seller or any of its Affiliates receives relating to the Products from an existing customer of a Product or any other Person that states its desire to explore a commercial relationship related to any Product or any interest in any Product.
6.9R&W Insurance Policy Claims.  For nine months after the Closing, Seller shall provide all assistance requested by Purchaser to file any claims under the R&W Insurance Policy.
6.10Misplaced Mail and Communications.  After the Closing Date, each party to this Agreement and its Affiliates may receive mail, packages, and other communications (including electronic communications) properly belonging to the other party (or the other party’s Affiliates). Accordingly, at all times after the Closing Date, each party authorizes the other party and its Affiliates to receive and open all mail, packages and other communications received by it and not unambiguously intended for the other party (or its Affiliates) or any of the other party’s (or its Affiliates’) officers or directors, and to retain the same to the extent that they relate to the Business (in the case of receipt by Purchaser or its Affiliates) or Seller’s other businesses (in the case of receipt by Seller or its Affiliates), or to the extent that they do not relate to the Business (in the case of receipt by the Purchaser or its Affiliates) or Seller’s other businesses (in the case of receipt by Seller or its Affiliates), the receiving party shall promptly after becoming aware thereof

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refer, forward or otherwise deliver such mail, packages, or other communications (or, in case the same relate to both the Products and Seller’s other businesses, copies thereof) to the other party. The provisions of this Section 6.10 are not intended to, and shall not be deemed to, constitute an authorization by either party to permit the other party to accept service of process on its behalf and neither party is or shall be deemed to be the agent of the other for service of process purposes.
6.11Employee Matters.
(a)Effective as of the Closing Date, Seller shall terminate the employment of the employees of Seller set forth on Schedule 6.11(a).  Seller shall pay (or cause to be paid) to all terminated employees of Seller (regardless of whether hired by Purchaser) all accrued wages, salary, termination payments, and benefits (including, but not limited to, accrued sick, vacation and personal leave) through the Closing Date, provided that Purchaser shall pay to Seller at Closing an amount equal to any and all amounts paid or to be paid to such employees by Seller (except to the extent any such payment is an Excluded Liability).  Seller shall have sole responsibility for any required “continuation coverage” under COBRA and any other similar applicable Law for any current or former employee of Seller and all “qualified beneficiaries” of any such employee for whom a “qualifying event” occurs on or prior to the Closing Date (including all qualifying events that occur in connection with the consummation of the Transactions), Seller shall notify all terminated employees in writing of their rights with regard to any group health plan coverage, shall timely collect and remit all premiums to the appropriate party, and perform all other actions mandated by COBRA and that are required to be given, collected or otherwise performed as a result of the transactions contemplated by this Agreement.  Seller shall provide certification of creditable coverage to the Offered Employees. The terms “continuation coverage,” “qualified beneficiaries” and “qualifying event” shall have the meanings ascribed to them under COBRA or to similar terms under other similar applicable Law.
(b)As of the Closing Date, Purchaser shall extend offers of employment to those employees of Seller set forth on Schedule 6.11(b), on an “at-will” basis (the “Offered Employees”) on terms and conditions generally applicable to employees of Purchaser, and Purchaser shall be obligated to pay the accrued bonuses in the amounts and on the time schedule set forth on Schedule 6.11(a) for the Offered Employees that actually become Transferred Employees. Purchaser’s offer of employment to each Offered Employee shall provide for the same or better salary or wage rate compared to those in effect for such Offered Employee immediately prior to the Closing. Seller shall cooperate and assist in facilitating Purchaser’s offers to the Offered Employees and will not take any action, or cause any of its Affiliates to take any action, which would impede, hinder, interfere or otherwise compete with Purchaser’s effort to hire any Offered Employee. Seller will provide any and all information Seller is legally permitted to share with Purchaser reasonably required by Purchaser in order for Purchaser to hire the Offered Employees. The Offered Employees who accept employment with Purchaser shall be referred to after the Closing Date as “Transferred Employees.”  Seller shall use its commercially reasonable efforts to assist Purchaser with the transfer of visas or work permits related to the Transferred Employees.
(c)As of the Closing Date, Purchaser agrees to the continued employment of the employees of Seller set forth on Schedule 6.11(c) (the “Transition Employees”) on the terms and conditions, and with the severance, retention, bonus and other benefits, set forth on Schedule 6.11(c), and Purchaser acknowledges and agrees that Purchaser shall be obligated to pay Seller for any and all costs incurred by Seller in connection with the employment of the Transition Employees pursuant to the terms of the Transition Services Agreement.
(d)No provision of this Section 6.11 shall create any third-party beneficiary or other rights in any Offered Employee or former employee in respect of continued or resumed employment in Seller’s business, or with Purchaser, and no provision of this Section 6.11 shall create any rights in any

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such persons in respect of any benefits that may be provided under any plan or arrangement which may be established by Purchaser.  Nothing contained herein shall be construed as requiring, and Seller, Purchaser and their Affiliates shall take no action that would have the effect of requiring, Seller, Purchaser, or any of their respective Affiliates to continue any specific Benefit Plan.  The provisions of this Section 6.11 are for the sole benefit of Seller and Purchaser and nothing in this Section 6.11, expressed or implied, is intended or shall be construed to constitute an amendment of any Benefit Plan or any similar benefit plan of Purchaser (or an undertaking to amend any such plan) or other compensation and benefits plan maintained for or provided to Offered Employees, including Transferred Employees, prior to, on or following the Closing.
(e)To the extent to which a Transferred Employee would be in breach of any obligation owed to Seller or one of its Affiliates by reason of becoming employed by Purchaser (for example, a noncompete obligation), Seller and its Affiliates will waive such obligation.
(f)Subject to applicable Law, nothing in this Agreement shall require Purchaser to employ any employees of Seller, or any Transferred Employee on anything other than an at-will basis, terminable at any time with or without cause.
(g)Purchaser and Seller agree to utilize or cause their respective Affiliates to utilize, the standard procedure set forth in Revenue Procedure 2004-53, 2004-2 C.B. 320, with respect to wage reporting for Transferred Employees.
Article 7

TAX MATTERS
7.1Purchase Price Allocation.  No later than one hundred twenty (120) days after the date hereof, Purchaser shall provide Seller with an allocation of the Purchase Price (plus the Assumed Liabilities and any other Liabilities deemed assumed by Purchaser for United States federal income Tax purposes) among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and methodologies set forth on Schedule 7.1 (the “Purchase Price Allocation”).  If Seller provides no comments with respect to the Purchase Price Allocation by written notice to Seller within thirty (30) days after receipt by Seller of the Purchase Price Allocation, then the Purchase Price Allocation shall be deemed final, binding and conclusive for all purposes of this Agreement and with respect to any Tax filings made in connection with the actions and transactions contemplated by this Agreement.  If Seller provides any comments with respect to the Purchase Price Allocation by written notice to Purchaser within thirty (30) days after receipt by Seller of the Purchase Price Allocation, and sets forth in such written notice the disputed item or items and the basis for its objection in reasonable detail, then Seller and Purchaser shall negotiate in good faith to resolve any such dispute for a period of fifteen (15) days thereafter.  If, within fifteen (15) days of Purchaser’s receipt of a valid written notice of objection to the Purchase Price Allocation, Purchaser and Seller have not reached an agreement regarding the disputed item or items specified in such written notice, Purchaser and Seller shall submit (at the expiration of such fifteen (15) day period) all disputed items for resolution to an Accounting Mediator.  The Accounting Mediator shall deliver to Purchaser and Seller a written determination of any disputed item within twenty (20) days of submission of the dispute to the Accounting Mediator, which determination shall be final, binding and conclusive on the parties hereto.  The fees and expenses of the Accounting Mediator will be shared equally by Seller and Purchaser.
7.2Transfer Taxes. Each of Purchaser and Seller shall be responsible for fifty-percent (50%) of any Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby when due.  All Tax Returns and other documentation with respect to all Transfer Taxes shall be timely filed by the party responsible under applicable Laws.  Seller and Purchaser shall reasonably cooperate to

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facilitate filing all necessary documents (including all Tax Returns) with respect to all such Transfer Taxes in a timely manner. Purchaser and Seller will cooperate to minimize Transfer Taxes imposed as a result of the transactions contemplated by this Agreement. To the extent practicable, Seller shall deliver all of the Purchased Assets through electronic delivery or in another manner reasonably calculated and legally permitted to minimize or avoid the incurrence of any Transfer Taxes if such method of delivery does not adversely affect the condition, operability or usefulness of any Purchased Asset.
7.3Property Taxes. With the exception of Transfer Taxes which are addressed in Section 7.2, all personal property Taxes and similar ad valorem obligations (“Property Taxes”) levied with respect to the Purchased Assets for a Straddle Period shall be apportioned between Seller and Purchaser based on the number of days of such Straddle Period, and Seller shall be liable for the proportionate amount of Property Taxes that is attributable to the Pre-Closing Tax Period within such Straddle Period, and Purchaser shall be liable for the proportionate amount of Property Taxes that is attributable to the Post-Closing Tax Period within such Straddle Period. Any refund, rebate, abatement or other recovery of Property Taxes attributable to the Pre-Closing Tax Period shall be for the account of Seller, and any refund, rebate, abatement or other recovery of Property Taxes attributable to the Post-Closing Tax Period shall be for the account of Purchaser. For the avoidance of doubt, Seller shall be responsible for and shall promptly pay when due all Property Taxes (not including any Transfer Taxes) levied with respect to the Purchased Assets attributable to a Pre-Closing Tax Period.
7.4Tax Contests. Purchaser shall promptly notify Seller in writing upon receipt by Purchaser or any of its Affiliates of notice of any pending or threatened Tax audits, examinations or assessments which may materially affect the amount of any Tax which is, in whole or in part, an Excluded Liability; provided, that Purchaser’s failure to provide such timely notice shall not negate Purchaser’s right to indemnity for such Taxes unless it materially impairs Seller’s legal right to contest such Taxes.  Notwithstanding anything to the contrary in Section 8.4, Seller shall have the sole right to control the contest and resolution of any Tax audit, examination, assessment or other administrative or court proceeding relating to (each a “Tax Contest”) any Tax which is, in whole or in part, an Excluded Liability, and in each case to employ counsel of its choice at its expense, provided that, if the resolution of such Tax Contest could increase the Tax liability of, or reduce any net operating loss or similar Tax assets of, Purchaser or any of its Affiliates for any Post-Closing Tax Period, or if such disposition would result in, or otherwise involve, shifting any receipts, revenues, income, or profits, from a Pre-Closing Tax Period to a Post-Closing Tax Period or otherwise could reasonably be expected to have a material adverse consequence to Purchaser or any of its Affiliates Seller shall not settle, discharge, compromise, or otherwise dispose of such Tax Contest without obtaining the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.  Neither Purchaser nor any of its Affiliates may settle any Tax Claim relating, in whole or in part, to any Tax which is an Excluded Liability without the prior written consent of Seller, which consent may be withheld in the sole discretion of Seller.
7.5Tax Cooperation. After the Closing, each of Purchaser and Seller shall furnish, and cause their respective Affiliates to furnish, to each other, upon request, as promptly as practicable, such information, including copies of Seller’s Tax Returns and Tax records, and assistance relating to the Purchased Assets as is reasonably necessary for the preparation or filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by or dispute with any Tax Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return.  Subject to Section 7.4, each of Purchaser and Seller shall use commercially reasonable efforts to provide, or cause their respective Affiliates to provide, timely notice to each other in writing of any pending or threatened Tax audit, examination, assessment or other administrative or court proceeding with respect to the Purchased Assets for any Taxable period for which the other party could reasonably be expected to have Liability under this Agreement, and furnish to each other copies of all correspondence received from any Tax Authority in connection with any Tax audit or information request with respect to any Taxable period for which the

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other party or its Affiliates may have Liability under this Agreement. Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be entitled to take possession of the original income Tax Returns of Seller.
7.6Tax Deficiencies. Seller and its Affiliates shall take actions reasonably requested by Purchaser to rectify any existing Tax deficiencies (including penalties and interest) of any kind assessed against or relating to Seller and its Affiliates with respect to any taxable periods ending on or before, or including, the Closing Date of a character or nature that would reasonably be expected to result in Encumbrances (other than any Encumbrance for Taxes that are not yet delinquent) or claims on any of the Purchased Assets or on Purchaser’s title or use of the Purchased Assets following the Closing or that would reasonably be expected to result in any claim against or Liability of Purchaser.
Article 8

INDEMNIFICATION
8.1Indemnification by Seller.  Subject to the limitations set forth in this Article 8, from and after the Closing, Seller shall indemnify, defend, compensate, reimburse and hold harmless Purchaser and its Representatives and Affiliates (collectively, the “Purchaser Indemnified Persons”) from and against any and all Damages, including reasonable attorneys’ fees (collectively, “Purchaser Damages”), arising out of, relating to or resulting from (a) any breach or failure to perform a covenant of Seller contained in this Agreement; (b) any personal injury claims related to the use of any of the Products manufactured prior to the Closing; (c) any Proceeding commenced against any Purchaser Indemnified Person by a third party arising out of, relating to or resulting from the business operations, properties, assets or obligations of Seller of any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) existing or arising on or prior to the Closing Date; and (d) any Excluded Asset or Excluded Liability.
8.2Indemnification by Purchaser.  Subject to the limitations set forth in this Article 8, from and after the Closing, Purchaser shall indemnify, defend, compensate, reimburse, and hold harmless Seller and their respective Representatives and Affiliates (collectively, the “Seller Indemnified Persons”) from and against any and all Damages, including reasonable attorneys’ fees, arising out of, relating to or resulting from (a) any breach of or inaccuracy in a representation or warranty of Purchaser contained in this Agreement; (b) any breach of a covenant of Purchaser contained in this Agreement; or (c) any Assumed Liability.
8.3Time for Claims.  Seller and Purchaser, intending to modify any applicable statute of limitations, agree that (a) none of the representations and warranties contained in this Agreement shall survive Closing and all such provisions shall terminate at Closing and (b) after Closing there shall be no liability or obligation on the part of, nor shall any claim be made by, Seller or Purchaser or any of their respective Affiliates in respect of or relating to the representations and warranties contained in this Agreement.  This Section 8.3 does not limit (x) any covenants and agreements of Seller or Purchaser contained in this Agreement, which shall survive Closing in accordance with their respective terms, (y) Purchaser’s ability to recover under the R&W Insurance Policy or (z) any claims of fraud or intentional misrepresentation.

8.4Procedures for Indemnification
(a)Promptly after receipt by a party entitled to indemnification under Sections 8.1 or 8.2 (the “Indemnitee”) of written notice of the assertion or the commencement of any Proceeding with

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respect to any matter referred to in Sections 8.1 or 8.2, the Indemnitee shall give written notice describing such claim or Proceeding in reasonable detail in light of the circumstances then known to the Indemnitee to the party obligated to indemnify Indemnitee (the “Indemnitor”), provided, however, that failure of the Indemnitee to give such written notice to Indemnitor as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is materially prejudiced thereby.  If any Proceeding with respect to any matter referred to in Sections 8.1 or 8.2 shall be commenced against any Indemnitee by a third party, the Indemnitor shall be entitled to participate in such Proceeding by giving written notice to the Indemnitee stating that the Indemnitor will, and thereby covenants to, indemnify, defend and hold harmless the Indemnitee from, against and in respect of any and all Damages the Indemnitee may suffer, accrue, incur, sustain or become subject to as a result of, arising out of, or relating to the Third-Party Claim (subject to the monetary limitations contained herein) and to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, at the Indemnitor’s sole expense, so long as it conducts the defense with reasonable diligence; provided, however, that the Indemnitor shall not have the right to assume or control the defense of any Proceeding with respect to any matter referred to in Sections 8.1 or 8.2 if at any time (i) the Indemnitee shall have one or more legal or equitable defenses available to it which are different from or in addition to those available to the Indemnitor, and, in the reasonable opinion of the Indemnitee, counsel for the Indemnitor could not adequately represent the interests of the Indemnitee because such interests could be in conflict with those of the Indemnitor; (ii) such litigation is reasonably likely to have a material adverse effect on any other matter beyond the scope or limits of the indemnification obligation of the Indemnitor; (iii) the claim involves any criminal proceeding against an Indemnitee; or (iv) the claim seeks an injunction, equitable relief or other non-monetary relief against any Indemnitee.  Notwithstanding anything to the contrary contained in this Section 8.4, if the Indemnified Party is a Purchaser Indemnified Person, then the Indemnifying Party shall not have the option to assume the defense of any such Third-Party Claim (i) which seeks any remedy other than monetary damages, or (ii) which claim, or the assumption by Seller of the defense of which claim, Purchaser Indemnified Person reasonably determines (A) could materially adversely affect the continuing business operations of Purchaser Indemnified Person or any of its Affiliates or their relationships with customers, clients, suppliers or other third parties with whom Purchaser Indemnified Person or any of its Affiliates has a material business relationship, (B) would reasonably pose significant regulatory or reputational risk or exposure to Purchaser Indemnified Person or (C) is a claim involving a criminal matter or litigation in which the third party is a governmental body (in which case Purchaser Indemnified Person shall have the right to control the defense of such matter and Seller shall have the right to participate in the defense of such matter at their own cost and expense).
(b)If the Indemnitor shall assume the defense of any Proceeding with respect to any matter referred to in Sections 8.1 or 8.2, the Indemnitee shall be entitled to participate in any such Proceeding at its expense, and the Indemnitor shall not settle such Proceeding unless (i) the settlement shall include as an unconditional term thereof the giving by the claimant or the plaintiff of a full and unconditional release of the Indemnitee from all liability with respect to the matters that are subject to such Proceeding, the settlement does not contain any sanction or restriction upon the conduct of any business by the Indemnitee or its Affiliates and the settlement does not include any admission of wrongdoing or misconduct by any Indemnitee or its Affiliate, or (ii) the settlement otherwise shall have been approved in advance in writing by the Indemnitee, such approval not to be unreasonably withheld or delayed.  The Indemnitor shall afford the Indemnitee the opportunity to participate in, through counsel chosen by the Indemnitee, but not control, any defense or settlement of any Proceeding controlled by the Indemnitor pursuant to this Section 8.4.
(c)If the Indemnitor fails to notify the Indemnitee within twenty (20) days after receipt of notice of such Proceeding pursuant to Section 8.4(a) that the Indemnitor elects to assume the defense of the Proceeding, or to the extent that the Indemnitor elects not to assume the defense or is not entitled to assume or control the defense in accordance with this Section 8.4, then the Indemnitee shall have the right

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to assume and control the defense of the Proceeding and shall be reimbursed for its reasonable costs and expenses (including attorney’s fees) incurred in connection therewith.  In such event, the Indemnitee shall have full control of such defense.
8.5Remedies Exclusive.  With the exception of the rights of the parties under Section 9.15 and any claims of fraud which are proven and upon which a judgment entered in the involved proceeding shall be expressly based, Seller and Purchaser expressly agree that from and after the Closing the provisions of this Article 8 shall be the sole and exclusive remedy for all claims of breach or indemnification pursuant to this Agreement; provided, however, that the foregoing shall not limit any rights or remedies and shall not limit any claims pursuant to the other Transaction Agreements.
8.6Tax Treatment of Indemnification.  For all Tax purposes, Purchaser and Seller agree to treat any indemnity payment (including all payments under the R&W Insurance Policy, which is an integral term of this transaction) under this Agreement as an adjustment to the Purchase Price unless otherwise required by law.
8.7Reimbursement.  In the event the R&W Insurance Company determines that Purchaser is entitled to indemnification under the R&W Insurance Policy with respect to any Damages, but that the retention under such R&W Insurance Policy is not yet satisfied, then upon Purchaser’s delivery of written notice of such to Seller, Seller shall promptly pay to Purchaser an amount equal to one-half of such indemnifiable Damages in immediately available funds; provided, that in no event shall Seller be responsible for an amount exceeding one-half of the R&W Policy Retention Amount.
Article 9

MISCELLANEOUS PROVISIONS
9.1Expenses.  Whether or not the Transactions are consummated, unless otherwise indicated expressly herein, each party shall pay its own costs and expenses in connection with this Agreement and the Transactions, including the fees and expenses of its advisers, accountants and legal counsel.
9.2Interpretation.  Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Exhibit or Schedule means a Section or Article of, or Schedule or Exhibit to, this Agreement, unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (f) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if,” (g) the headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (h) references to “$” shall mean United States dollars and (i) the word “or” is not exclusive.
9.3Entire Agreement.  This Agreement, including the other documents, agreements, Exhibits and Schedules specifically referred to herein, constitutes the entire agreement between and among the parties hereto with regard to the subject matter hereof, and supersedes all prior agreements and understandings by or among the parties hereto or any of their respective Affiliates with regard to such subject matter, whether written or oral.  Except for the Confidentiality Agreement, there are now no agreements, representations or warranties between or among the parties other than those set forth in this Agreement or the documents and agreements contemplated in this Agreement.

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9.4Amendment, Waivers and Consents.  This Agreement shall not be changed or modified, in whole or in part, except by supplemental agreement or amendment signed by the parties.  Any party may waive compliance by any other party with any of the covenants or conditions of this Agreement, but no waiver shall be binding unless executed in writing by the party making the waiver.  No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  Any consent under this Agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing.
9.5Successors and Assigns.  This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided, however, that no party hereto may assign any right or obligation hereunder without the prior written consent of all other parties hereto.  Notwithstanding the foregoing, Purchaser may assign this Agreement or any of its rights or obligations hereunder to any Affiliate of Purchaser without Seller’s prior written consent (but with notice to Seller).  Notwithstanding anything in this Section 9.5 to the contrary, no assignment shall relieve the assigning party of its obligations hereunder.
9.6Governing Law.  The rights and obligations of the parties shall be governed by, and this Agreement shall be interpreted, construed and enforced in accordance with, the laws of the State of Delaware, excluding its conflict of laws rules to the extent such rules would apply the law of another jurisdiction.
9.7Jurisdiction; Waiver of Jury Trial
(a)Any judicial proceeding brought against any of the parties to this Agreement or any dispute arising out of this Agreement or related hereto shall be brought in the courts of the State of Delaware, or in the United States District Court for the District of Delaware, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.  The foregoing consents to jurisdiction shall not constitute general consents to service of process in the State of Delaware for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the parties to this Agreement.  Each of the parties to this Agreement agree that service of any process, summons, notice or document by United States mail to such party’s address for notice hereunder shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 9.7.
(b)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY ACTION, PROCEEDING OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
9.8Rules of Construction.  The parties acknowledge that each party has read and negotiated the language used in this Agreement.  The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party’s role in drafting this Agreement.
9.9Severability.  If any provision of this Agreement, as applied to either party or to any circumstance, is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, and the Parties agree to negotiate in good faith to replace such illegal, unenforceable or void provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

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9.10Exhibits and Schedules.  All Exhibits and Schedules attached hereto shall be deemed to be a part of this Agreement and are fully incorporated in this Agreement by this reference.  Disclosure in any Schedule shall qualify (a) the corresponding Section of the Agreement to which such Schedule refers and (b) any other Sections of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other Sections.
9.11Notices.  Any notice required or permitted to be given hereunder shall be sufficient if in writing and (a) delivered in person or by express delivery or internationally recognized overnight courier service, (b) sent by facsimile or email of a PDF document (with written confirmation of receipt) or (c) deposited in the mail registered or certified first class, postage prepaid and return receipt requested.  Each notice shall be deemed given when so delivered personally, or sent by email transmission, or, if sent by express delivery or internationally recognized courier service one (1) Business Day after being sent, or if mailed, five (5) Business Days after the date of deposit in the mail.  A notice of change of address or email address shall be effective only when done in accordance with this Section 9.11.

To Purchaser at:

Merit Medical Systems, Inc.
1600 West Merit Parkway
South Jordan, UT 84095
Email: Brian.Lloyd@merit.com

Attention: Brian Lloyd, Chief Legal Officer

With copies to: (which shall not constitute notice to Purchaser):

Parr Brown Gee & Loveless

101 South 200 East, Suite 700

Salt Lake City, Utah 84111

Email: mschefer@parrbrown.com

Attention: Michael J. Schefer

To Seller at:

EndoGastric Solutions, Inc.

18109 Northeast 76th Street

Suite 100

Redmond, WA 98052

Email: dhammers@endogastricsolutions.com

Attention: Darin Hammers

With copies to: (which shall not constitute notice to Seller):

Cooley LLP

1700 Seventh Avenue, Suite 1900

Seattle, WA 98101

Email: serickson@cooley.com

Attention: Sonya Erickson

9.12Rights of Parties.  Except for Purchaser Indemnified Persons and Seller Indemnified Persons, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the Liabilities of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

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9.13Public Announcements.  Seller shall not make any public release or announcement concerning the transactions contemplated hereby without the prior written consent of Purchaser.  Purchaser shall provide Seller with an opportunity to review and provide comments on the press release pursuant to which Purchaser announces the transactions contemplated hereby, but shall not be otherwise prohibited with respect to releases or announcements regarding this Agreement or the transactions contemplated hereby.
9.14Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via electronic mail or electronically by use of DocuSign or other similar method,  or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
9.15Specific Performance.  The parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached.  It is hereby agreed that the parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief and other equitable relief, without the necessity of proving the inadequacy of money damages as a remedy, and the parties further hereby agree to waive any requirement for the securing or posting of a bond in connection with the obtaining of such injunctive or other equitable relief.  Such remedies, and any and all other remedies provided for in this Agreement, shall, however, be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any party may otherwise have. Each of the parties hereby acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief.  Each of the parties further acknowledges and agrees that injunctive relief and/or specific performance will not cause an undue hardship to such party.
9.16Electronic Data Room Materials.  No information or document will be considered to have been “made available” to Purchaser unless it was uploaded no later than 9:00 a.m. (Eastern time) on the Business Day prior to the Closing Date to the Data Room and which was fully accessible to Purchaser and its Representatives through the earlier of the Closing or the termination of this Agreement.  Seller shall deliver a complete copy of the Data Room to Purchaser at Closing on one or more mobile drives (or other digital storage device as Purchaser and Seller agree).
9.17Further Assurances.  Subject to the terms and conditions of this Agreement, prior to and after the Closing, each party shall prepare, execute and deliver, at the preparer’s expense, such further instruments and shall use its commercially reasonable efforts to take or cause to be taken such other further action, as any party shall reasonably request of any other party at any time or from time to time to consummate, in any other manner, the terms and provisions of this Agreement.

[Signatures Follow On a Separate Page]

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IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement on as of the date first above written.

PURCHASER:

MERIT MEDICAL SYSTEMS, INC.

By: /s/ Fred P. Lampropoulos_______________

Name: Fred P. Lampropoulos
Title: Chairman and Chief Executive Officer

SELLER:

ENDOGASTRIC SOLUTIONS, INC.

By: /s/ Darin Hammers_____________________

Name: Darin Hammers

Title: President and Chief Executive Officer

Solely for purposes of Section 6.5:

/s/ Darin Hammers___________________

Darin Hammers, an individual

/s/ Brett Reynolds___________________

Brett Reynolds, an individual

/s/ Darren Crow____________________

Darren Crow, an individual

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

CERTAIN DEFINITIONS

“Accounting Mediator” shall mean the Salt Lake City office of Grant Thornton LLP.

“Accounting Principles” shall mean GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, conventions, categorizations, definitions, elections, assumptions, inclusions, exclusions, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end.

“Accounts Receivable” shall mean all accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing.

“Actual Closing Working Capital” shall have the meaning specified in Section 2.2(a).

“Adjusted Purchase Price” shall have the meaning specified in Section 2.2(f).

“Affiliate” of any Person shall mean any Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, however, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Agreement” shall have the meaning specified in the Preamble.

“Anti-Corruption Laws” shall mean all applicable federal, state and foreign Laws relating to the prevention or prohibition of corruption, bribery, kickbacks, conflicts of interest and off-label, false or misleading promotion, advertising or marketing of medical devices, including the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, the United States Anti-Kickback Statute, the United States Stark Law, the United States Physician Payments Sunshine Act, and implementing regulations of these acts, statutes and similar laws.

“Assigned Contracts” shall have the meaning specified in Section 1.1(c).

“Assignment Consent” shall have the meaning specified in Section 1.5(a).

“Assumed Liabilities” shall mean only the (i) Liabilities of Seller or its Affiliates, as applicable, under the Assigned Contracts arising after the Closing; (ii) Liabilities related to Product warranty claims with respect to Purchased Inventory or Products arising after the Closing (regardless of whether the applicable warranty is express or implied); (iii) obligations of Purchaser under this Agreement or any other Transaction Agreement; (iv) Liabilities for any returns with respect to Products; (v) Liabilities for Taxes related to the Purchased Assets or the Assumed Liabilities that are attributable to a Post-Closing Tax Period; (vi) Purchaser’s share of Transfer Taxes pursuant to Section 7.2, and Taxes allocated to Purchaser pursuant to Section 7.3; (vii) Damages and other Liabilities arising with respect to or related to any Recall of any units of Product manufactured on or after the Closing, without limitation of and subject to Purchaser’s rights under the Contract Manufacturing Agreement; (viii) the Liabilities set forth on Schedule 1.3; and (viii) all other Liabilities arising from or relating to the Purchased Assets or the Products after the Closing; provided that Assumed Liabilities shall not include any Liabilities of Seller for Taxes (other than Transfer Taxes and Property Taxes, the allocation of which is addressed by Section 7.2 and 7.3, respectively).

“Benefit Plan” shall mean any “employee benefit plan” (as defined in section 3(3) of ERISA, regardless of whether subject to ERISA or tax qualified), and each other material agreement, plan, program, fund, policy, contract or arrangement (whether written or unwritten) providing employment, consulting, compensation, benefits, pension, retirement, profit sharing, stock bonus, stock option, stock ownership, stock appreciation right, stock purchase, phantom or stock equivalent or other equity or equity-based compensation, performance, bonus, retention, incentive, change in control, transition, “stay,” tax gross-up, deferred compensation, paid time off, vacation, life insurance, medical, vision, dental, disability, Code Section 125 cafeteria, death benefit, sick pay, thrift, perquisite, educational, employee assistance, savings, employee loan, disability, severance, termination indemnity, seniority pay, holiday pay, fringe benefit or similar employee benefits maintained, sponsored or contributed to or required to be maintained or contributed to by Seller or any ERISA Affiliate of Seller covering any employee, former employee, or other service provider or former service provider of Seller or any ERISA Affiliate of Seller, or the beneficiaries and dependents of any employee or former employee or other service provider or former service provider of Seller any ERISA Affiliate of Seller.

“Books and Records” shall have the meaning specified in Section 1.1(f).

“Business Day” shall mean any day other than (i) a Saturday or a Sunday or (ii) a day on which banking institutions are generally closed in Salt Lake City, Utah.

“Business Records” shall have the meaning specified in Section 6.3.

“CARES Act” shall have the meaning specified in Section 4.28.

“CARES Act Matters” shall have the meaning specified in Section 4.28.

“Cash” shall mean, calculated on a consolidated basis, as of the Reference Time, the amount of all cash, petty cash, cash equivalents, marketable securities, marketing deposits, certificates of deposit, security deposits, deposits with banks and financial institutions, liquid instruments, and including any (i) cash deposited with third parties to secure surety bonds, performance bonds, letters of credit and property leases or other utility deposits, (ii) short-term investments, (iii) cash in transit (including any credit card receivables and ACH deposits), and (iv) any of the items in subsections (i) through (iii) held by any Subsidiaries of the Company. Cash shall be increased by any deposited checks, wires or drafts, checks on hand and available for deposits, or other payments received, but which have not yet cleared as of the Reference Time but which do clear prior to preparation of the Closing Working Capital Statement, and shall be reduced by any overdrafts, uncleared outbound checks, wires or drafts. Cash (and all components thereof) shall be calculated in accordance with the Accounting Principles.

“Closing” shall have the meaning specified in Section 3.1.

“Closing Consideration” shall have the meaning specified in Section 2.1.

“Closing Date” shall have the meaning specified in Section 3.1.

“Closing Statement” shall mean a certificate executed by the chief executive officer of Seller certifying on behalf of Seller, an itemized list of outstanding Discharged Indebtedness as of the Reference Time, the Person to whom such outstanding Discharged Indebtedness is owed, and payment instructions for each such creditor’s account.

“Closing Working Capital” shall mean: (a) Current Assets, less (b) Current Liabilities, in each case determined as of 12:01 a.m. Pacific time on the Closing Date.

“Closing Working Capital Statement” shall have the meaning specified in Section 2.2(a).

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the rules and regulations promulgated thereunder.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Collar Threshold” shall mean an amount equal to (a) Target Working Capital, multiplied by (b) 5%.

“Collected Information” shall have the meaning specified in Section 4.20(b).

“Confidential Information” shall mean all Trade Secrets and other confidential and/or proprietary information of a Person, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formulae, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, representatives, or consultants.

“Confidentiality Agreement” shall mean that certain confidentiality agreement between Purchaser and Seller, dated March 20, 2024.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).

“Contract” shall mean any agreement, contract, obligation, promise, understanding, arrangement, commitment, lease, license or undertaking of any nature, whether in written, oral, electronic or other form.

“Contract Manufacturing Agreement” shall have the meaning specified in Section 3.2(e).

“Copyrights” shall mean all rights in works of authorship, including all copyrights, mask works, and all registrations and applications for the foregoing and all statutory and common law rights related thereto, in any jurisdiction, including any prosecution and litigation files, extension, modification, or renewal of any such registration or application.

“Corporate Integrity Agreement” shall mean that certain Corporate Integrity Agreement between the Office of Inspector General of the Department of Health and Human Services and Endogastric Solutions, Inc., effective February 11, 2014.
“Current Assets” shall mean accounts receivable, inventory and prepaid expenses, in each case that are Purchased Assets, but excluding (a) the portion of any prepaid expense of which Purchaser will not receive the benefit following the Closing, (b) all Tax assets and (c) receivables from any of the Sellers’ Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, determined in accordance with Accounting Principles.

“Current Liabilities” shall mean accounts payable, accrued salaries and benefits, and accrued expenses, but excluding Excluded Liabilities, all income Tax liabilities, and the accrued, but unpaid, bonuses owed to the employees of Seller set forth on Schedule 6.11(a).

“Damages” shall mean and include any Liability, loss, damage, injury, settlement, judgment, award, fine, penalty, Tax, Proceeding, cost, fee or expense of any nature, including the cost of enforcing any right to indemnification hereunder (including reasonable fees and expenses of counsel, consultants, experts and other professional fees), irrespective of whether arising directly or indirectly from third-party claims and the cost of pursuing insurance providers.

“Data Room” shall mean the electronic data room hosted by Datasite LLC for “Project Escalus” (available through the Closing Date at https://login.global.datasite.com/).

“Discharged Indebtedness” shall mean indebtedness for borrowed money pursuant to that certain Term Loan Agreement among the Company, the Administrative Agent (as defined therein) and the Lenders (as defined therein), dated November 25, 2015 (as amended to date).

“Disclosure Schedule” shall have the meaning specified in Article 4.

“Downward Adjustment Amount” shall have the meaning specified in Section 2.2(f)(B).

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, deed of trust, covenant, option, right of first refusal or other encumbrance of any kind.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company) or other similar entity.

“Environmental Law” shall mean any Law relating to the environment, natural resources, pollutants, contaminants, wastes, chemicals or public health and safety, including any Law pertaining to (a) treatment, storage, disposal, generation and transportation of toxic or hazardous substances or solid or hazardous waste, (b) air, water and noise pollution, (c) groundwater or soil contamination, (d) the release or threatened release into the environment of toxic or hazardous substances or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals, (e) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste, (f) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles, (g) public health and safety or (h) the protection of wildlife, marine sanctuaries and wetlands, including all endangered and threatened species.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any other Person that, together with Seller, would be treated as a single employer under section 414 of the Code.

“Excluded Assets” shall have the meaning specified in Section 1.2.

“Excluded Liability” shall have the meaning specified in Section 1.4.

“Export-Import Laws” shall mean all applicable United States and foreign Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations and the EU Dual Use Regulation.

“FDA” shall mean the United States Food and Drug Administration or any successor agency.

“Financial Statements” shall have the meaning specified in Section 4.4(a).

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“General Assignment and Bill of Sale” shall have the meaning specified in Section 3.2(a).

“Governmental Approval” shall mean any: (a) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, notice, filing, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; or (b) right under any Contract with any Governmental Authority.

“Governmental Authority” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multinational organization or body; or (e) United States or non-United States, individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, arbitral, regulatory, police, military or taxing authority or power.

“Indebtedness” shall mean all (a) indebtedness for borrowed money; (b) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (c) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (d) capital lease obligations; (e) reimbursement obligations under any letter of credit, banker's acceptance or similar credit transactions; (f) guarantees made by Seller on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (e); and (g) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (f).

“Indemnitee” shall have the meaning specified in Section 8.4(a).

“Indemnitor” shall have the meaning specified in Section 8.4(a).

“Intellectual Property Rights” shall mean any or all rights in and to intellectual property anywhere in and throughout the world, including (i) Patent Rights, Trade Secrets, Copyrights, and Trademarks, (ii) any rights similar, corresponding or equivalent to any of the foregoing anywhere in the world, (iii) any rights in computer software, data, and databases, (iv) all other proprietary rights, and (v) any claims or causes of action, including the right to sue, for past, present and future infringement, misappropriation, dilution, or any other violation of any of the foregoing.

“Law” shall mean any law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion Order, regulatory guidance or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority including any (a) technical or scientific standard to which adherence is required by any Governmental Authority and (b) any rules or policies of non-governmental accreditation or oversight bodies applicable to medical devices and related accessories, including the Products.

“Leased Real Property” shall mean the real property leased or subleased by Seller, together with all buildings, structures and facilities located thereon that constitutes a Purchased Asset.

“Liabilities” shall mean any and all liabilities and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including those arising under any Proceeding or Law, and those arising under any Contract.

“Licenses” shall have the meaning specified in Section 4.8(c).

“Material Adverse Effect” shall mean, any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, (a) is or could reasonably be expected to be materially adverse to the Purchased Assets, Assumed Liabilities, Products or the financial or other condition, assets, business, operations or prospects of the Business, (b) could or could reasonably be expected to prevent or materially delay or impair consummation of the Transactions or (c) could or could reasonably be expected to have a materially adverse effect on Purchaser’s ability to operate the Business immediately after Closing in substantially the same manner as operated by Seller during the twelve (12) month period before Closing; provided, however, that any events, changes or effects will not be deemed to constitute a Material Adverse Effect to the extent resulting from (i) general changes or conditions in general economic, political or market conditions or in the industries (or therapeutic areas) in which the Business operates, except to the extent that such changes or conditions in the industries (or therapeutic areas) in which the Business operates have a disproportionate effect on the Business compared with other companies or businesses operating in such industries (or therapeutic areas); (ii) any failure by Seller, the Business, or the Products to meet internal projections or forecasts for any period (provided that the underlying causes of such failure may be taken into account in determining whether there has been a Material Adverse Effect); (iii)  acts of war or terrorism (or the escalation of the foregoing); and (iv) changes in any Laws applicable to the Business or applicable accounting regulations or principles, except to the extent that such changes in the industries (or therapeutic areas) in which the Business operates have a disproportionate effect on the Business compared with other companies or businesses operating in such industries (or therapeutic areas).

“Material Contracts” shall have the meaning specified in Section 4.9(a).

“Most Recent Balance Sheet” shall have the meaning specified in Section 4.4(a)

“Non-Assignable Asset” shall have the meaning specified in Section 1.5(a).

“Offered Employees” shall have the meaning specified in Section 6.11(a).

“Open Source” shall have the meaning specified in Section 4.8(j).

“Order” shall mean any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (b) Contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.

“Patent Assignment” shall have the meaning specified in Section 3.2(c).

“Patent Rights” shall mean all patents, utility models, and industrial designs, and applications therefor, and all reissues, divisions, re-examinations, revisions, renewals, extensions, adjustments, reissues, provisionals, continuations, continuations-in-part thereof, and counterparts, invention disclosures, and all rights of priority related to any of the foregoing in any jurisdiction, including any prosecution and litigation files for any of the foregoing.

“Permitted Encumbrance” shall mean (a) statutory Encumbrances for Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings; (b) mechanics’, materialmen’s, architects’, warehousemen’s, landlords’ and other like statutory Encumbrances arising or incurred in the ordinary course of business, either securing payments not yet due or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been set aside; (c)  zoning, building codes and other land use laws that do not materially impair the value, merchantability or continued use of the Purchased Assets, and (d) Encumbrances that will be discharged upon payment of the Discharged Indebtedness in full.  For the avoidance of doubt, any Encumbrance arising under the Code or ERISA in connection with any Benefit Plan is not a Permitted Encumbrance.

“Person” shall mean any individual, Entity or Governmental Authority.

“Policy Excluded Loss” shall mean Damages that arise or result from or are based on (a) the breach of a representation or warranty that is excluded from coverage under the R&W Insurance Policy, or (b) with respect to which the R&W Insurance Company otherwise denies coverage under the R&W Insurance Policy.

“Post-Closing Tax Period” shall mean any Tax period beginning after the close of business on the Closing Date or, in the case of any Tax period that includes, but does not begin, after the close of business on the Closing Date, the portion of such period beginning after the close of business on the Closing Date.

“PPP Loan” shall mean that certain loan received by the Company on April 30, 2020 from Bank of America, N.A. under the Paycheck Protection Program established by the CARES Act in the original principal amount of $2,095,497 and bearing interest of 1% per annum.

“Pre-Closing Tax Period” shall mean any Tax period ending on or before the close of business on the Closing Date or, in the case of any Tax period that includes, but does not end on, the Closing Date, the portion of such period ending on the Closing Date.

“Proceeding” shall mean any action, claim, charge, complaint, demand, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority.

“Products” shall have the meaning specified in the Recitals.

“Purchase Price” shall have the meaning specified in Section 2.1.

“Purchase Price Allocation” shall have the meaning specified in Section 7.1.

“Purchased Assets” shall have the meaning specified in Section 1.1.

“Purchased Intellectual Property” shall mean (a) the Product Intellectual Property, (b) Tangible Embodiments and (c) to the extent owned by Seller and used in connection with any Product: (i) any Patent Right anywhere in any jurisdiction that is derived from or claiming priority to any Patent Right on Schedule 4.8(a) but not listed on Schedule 4.8(a), and (ii) all other Intellectual Property Rights, including all rights in any labels, product inserts and training manuals used by Seller in connection with or related to the Business, the Products, or any Purchased Assets.

“Purchased Inventory” shall have the meaning specified in Section 1.1(a).

“Purchaser” shall have the meaning specified in the Preamble.

“Purchaser Assignment and Assumption Agreements” shall have the meaning specified in Section 3.2(b).

“Purchaser Damages” shall have the meaning specified in Section 8.1.

“Purchaser Indemnified Persons” shall have the meaning specified in Section 8.1.

“Purchaser’s Fundamental Representations” shall mean the representations and warranties set forth in Article 5.

“Recalls” shall have the meaning specified in Section 6.6.

“Reference Time” shall mean as of immediately prior to the Closing.

“Registered Intellectual Property Rights” shall mean, in any jurisdiction, all: (i) Patent Rights; (ii) registered Trademarks and pending applications to register Trademarks; (iii) Copyright registrations, pending applications to register Copyrights, and Copyright renewals; (iv) domain name registrations; (v) branded accounts on any social medial networks; and (vi) any other Intellectual Property Rights that are the subject of a pending application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Government Authority or other organization at any time.

“Regulatory Authority” shall mean any federal, national, state, foreign or multinational Governmental Authority (including the FDA) that has jurisdiction or oversight over (a) the research, development, approval, clearance, marketing, manufacture, labeling, sale, import, export and distribution of medical devices and technology, (b) federal healthcare programs under which such medical devices are purchased or reimbursed, or (c) the protection of personal healthcare information.

“Representatives” shall mean, as to any Person, its officers, directors, employees, counsel, accountants, financial advisers, consultants, financing sources and agents.

“Restricted Business” shall mean the business of developing and/or marketing an anti-reflux procedure or product for prevention, control, or treatment of gastroesophageal reflux disease.

“Restricted Parties” shall mean each of Darin Hammers, Brett Reynolds, and Darren Crow.

“Restricted Period” shall mean, (i) with respect to Darin Hammers and Brett Reynolds, a period of two (2) years commencing on the Closing Date, and (ii) with respect to Darren Crow, a period of one (1) year commencing on the Closing Date.

“Review Period” shall have the meaning specified in Section 2.2(b).

“R&W Insurance Company” shall mean the provider of R&W Insurance Policy selected by Purchaser, prior to Closing on the terms and subject to the conditions set forth herein.

“R&W Insurance Policy” shall mean the Purchaser-side representation and warranty insurance policy obtained by Purchaser; provided, however that each of Purchaser and Seller shall be responsible for fifty percent (50%) of the R&W Insurance Policy Premium.

“R&W Insurance Policy Premium” shall mean the premium and related fees and expenses payable to the underwriter and the broker with respect to the R&W Insurance Policy.

“R&W Policy Retention Amount” shall mean the aggregate amount of retention set forth in the R&W Insurance Policy.

“Sanctioned Country” shall mean any country or region that is the target of comprehensive United States economic sanctions, including currently Cuba, Iran, Sudan, Syria, North Korea, and the Crimea region of Ukraine.

“Sanctioned Person” shall mean any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or Export-Import Laws, including: (a) any Person listed on any applicable United States or foreign sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (b) any entity that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise Controlled by a Person or Persons described in clause (a); or (c) any national of a Sanctioned Country.

“Sanctions Laws” shall mean all United States and foreign Laws relating to economic sanctions, including those administered or enforced by the United States (including by OFAC or the United States Department of State), the United Nations Security Council, and the European Union.

“Seller” shall have the meaning specified in the Preamble.

“Seller Indemnified Persons” shall have the meaning specified in Section 8.2.

“Seller’s Fundamental Representations” shall mean the representations and warranties in Section 4.1, Section 4.2, Section 4.3, Section 4.8, Section 4.11, Section 4.14 and Section 4.15.

“Seller’s knowledge”, “knowledge of Seller” or any other similar knowledge qualification, shall mean the actual or constructive knowledge of any manager, director, officer or person fulfilling similar roles of Seller, after due inquiry.

“Solvent” when used with respect to any Person, shall mean that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

“Statement of Objections” shall have the meaning specified in Section 2.2(c).

“Straddle Period” shall mean any Tax period that begins on or before and ends after the Closing Date.

“Tangible Embodiments” shall mean all tangible embodiments of the material unregistered Copyrights, including all software source code and object code, and all website content in any form or media.

“Target Working Capital” shall mean an amount equal to $2,825,000.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) shall mean all forms of taxation imposed by any Tax Authority, including all national, state or local taxation (including income, value added, goods and services, occupation, real and personal property, social security, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, employer shared responsibility, excise, severance, occupation, premium or windfall profit taxes, stamp duty, customs and other import or export duties, estimated and other taxes), together with any interest, penalties, and additions to tax related thereto. For clarity, Taxes include any amounts described in the immediately preceding sentence imposed on or assessed against any Person for which Seller or its Affiliates have Liability by Contract, as successor or transferee, or otherwise under applicable Laws.

“Tax Authority” shall mean a Governmental Authority responsible for the imposition, assessment or collection of any Tax (domestic or foreign).

“Tax Claim” shall mean any action, suit, proceeding, investigation, audit or claim with respect to Taxes made or initiated by any Tax Authority.

“Tax Contest” shall have the meaning specified in Section 9.4.

“Tax Return” shall mean any report, return, statement, declaration, notice, certificate or other document filed or required to be filed with any Tax Authority in connection with the determination, assessment, collection or payment of any Tax.

“Territory” shall mean anywhere in the world.

“Third-Party Intellectual Property” shall have the meaning specified in Section 4.8(c).

“Trade Control Laws” shall have the meaning specified in Section 4.16.

“Trade Secrets” shall mean all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, clinical study data, formulae, processes, manufacturing information, procedures, inventions, or marketing information, and all other non-public information with regard to the Products, and all claims and rights related thereto.

“Trademark Assignment” shall have the meaning specified in Section 3.2(c).

“Trademarks” shall mean any and all trademarks, service marks, trade dress, logos, slogans, trade names, and other source identifiers, all applications and registrations therefor, all common law rights therein and thereto, and all goodwill associated with any of the foregoing in any jurisdiction, including any prosecution and litigation files, extension, modification, or renewal of any such registration or application.

“Transaction Agreements” shall mean this Agreement and the General Assignment and Bill of Sale, the Purchaser Assignment and Assumption Agreements, the Parent Assignment, the Trademark

Assignment, the Transition Services Agreement, the Contract Manufacturing Agreement, the Transition Distribution Agreement and any other agreements or instruments executed pursuant hereto.

“Transaction Confidentiality Agreement” shall mean any right or interest of Seller or any Affiliate of Seller under any confidentiality agreement entered into by Seller or any Affiliate of Seller, solely to the extent relating to information of a proprietary or confidential nature concerning the Products.

“Transaction(s)” shall mean, collectively, the transactions contemplated by this Agreement.

“Transfer Taxes” shall mean all federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, value-added or similar Taxes that may be imposed in connection with the transfer of Purchased Assets.

“Transferred Employees” shall have the meaning specified in Section 6.11(a).

“Transition Services Agreement” shall have the meaning specified in Section 3.2(d).

“Treasury Regulation” shall mean the regulations promulgated under the Code by the United States Treasury and Internal Revenue Service.

“Upward Adjustment Amount” shall have the meaning specified in Section 2.2(f)(A).
“USPTO” shall mean the United States Patent and Trademark Office.
“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act or similar state or local law.